As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-288730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUPER LEAGUE ENTERPRISE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	47-1990734
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Edelman

Chief Executive Officer

Super League Enterprise, Inc.

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew Edelman Chief Executive Officer Super League Enterprise, Inc. 2450 Colorado Avenue, Suite 100E Santa Monica, California 90404 (213) 421-1920	Daniel W. Rumsey, Esq. Jack Kennedy, Esq. Disclosure Law Group, a Professional Corporation 600 West Broadway, Suite 700 San Diego, CA 92101 (619) 272-7050

As soon as practicable after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Super League Enterprise, Inc., a Delaware corporation (the “Company”) filed a Registration Statement on Form S-3 on July 17, 2025 (Registration No. 333-288730) (the “Registration Statement”). This Amendment No. 1 to Form S-3 is being filed to convert the Registration Statement on Form S-3 into a Registration Statement on Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 29, 2025

SUPER LEAGUE ENTERPRISE, INC.

Up to a Maximum of 5,714,286 Shares of Common Stock

Up to 300,000 Shares of Common Stock Underlying a Pre-Funded Warrant

This prospectus relates to the resale from time to time by the selling stockholder identified herein (the “Investor” or the “Selling Stockholder”) or its permitted assigns of (i) up to an aggregate of up to $20.0 million in shares of our common stock, par value of $0.001 per share (“Common Stock”), relating to shares that may be issued to the Investor (“ELOC Shares”) pursuant to an equity purchase agreement dated as of July 10, 2025 (the “Equity Purchase Agreement”) which would represent approximately 5,714,286 shares based on the closing price of our shares on the Nasdaq Capital Market on August 27, 2025 of $3.50; and (ii) up to 300,000 shares of Common Stock issuable to the Investor upon exercise of a pre-funded warrant (“Pre-Funded Warrant”) issued as its commitment fee (“Commitment Fee”) under the Equity Purchase Agreement (“Commitment Stock” and, together with the ELOC Shares, the “Securities”). Under the Equity Purchase Agreement, we have the right to present the Investor with a put notice (each, a “Put Notice”) directing the Investor to purchase shares of our Common Stock in an amount per Put Notice (“Put Stock”) determined pursuant to the limitations in the Equity Purchase Agreement, at a per-share price equal to 92% of the lowest trade during the three consecutive trading days following the Put Notice date. We currently have reserved 5,714,286 shares of our authorized and unissued shares of Common Stock solely for the purpose of effecting purchases of the shares under the Equity Purchase Agreement (the “Reserve Shares”).

In connection with the Equity Purchase Agreement, we have the right, but not the obligation, to direct the Investor to purchase, subject to certain limitations, up to $20.0 million in shares of our Common Stock upon satisfaction of certain terms and conditions contained in the Equity Purchase Agreement, including, without limitation, an effective registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the Put Stock and the Commitment Stock. See the sections of this prospectus entitled “Prospectus Summary-The Offering” and “The Equity Purchase Transaction” for more detail regarding the sale of shares under the Equity Purchase Agreement.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any proceeds from the resale of the ELOC Shares by the Selling Stockholder in this offering. Upon any exercise of the Pre-Funded Warrant by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants. We will bear all costs, expenses, and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws.  The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the resale of the shares of Common Stock hereunder, and will pay or assume any discounts, commissions or concessions received by them except for a fee of 6% of the Purchase Price to cover certain clearing costs, as set forth in the Equity Purchase Agreement. All other selling and other expenses incurred by the Selling Stockholder will be paid by such stockholders, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholder may offer, sell, or dispose of their Securities.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLE.” On August 27, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $3.50 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2025.

SUPER LEAGUE ENTERPRISE, INC.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the U.S. Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.superleague.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Super League” and “our business” refer to Super League Enterprise, Inc., and this “offering” refers to the offering contemplated in this prospectus.

Neither we nor the Selling Stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC, under which the Selling Stockholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such stockholders of the securities offered by them described in this prospectus. This prospectus describes the general manner in which the Selling Stockholder identified in this prospectus may sell, from time to time, up to an aggregate of $20.0 million in shares of our Common Stock, which would represent approximately 5,714,286 shares based on the closing price of our shares on the Nasdaq Capital Market on August 27, 2025 of $3.50, subject to certain limitations, which may be issued pursuant to the Equity Purchase Agreement. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of securities by the Selling Stockholder.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

The Selling Stockholder and its permitted transferees may use this registration statement to sell securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

References to “Selling Stockholder” or the “Investor” refer to Yield Point NY LLC and is further identified herein in the section titled “Selling Stockholder” beginning on page 50 of this prospectus, who may sell securities from time to time as described in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including the information set forth under the section entitled “Risk Factors,” as well as our financial statements, the related notes thereto, and other information incorporated by reference into this prospectus. Some of the statements in this prospectus and the information incorporated by reference into this prospectus constitute forward-looking statements. For additional information, refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company,” “Super League,” and “Super League Enterprise” refer to Super League Enterprise, Inc., a Delaware corporation, and its wholly owned subsidiary, Super League Gaming, UK Ltd., a company organized under the laws of England and Wales.

Company Overview

We are redefining how brands connect with consumers through the power of playable media. Through solutions within mobile games and the world’s largest immersive gaming platforms, Super League provides global brands with ads, content, and experiences that are not only seen – they are played, felt, and remembered. Boasting an award-winning development studio, a vast network of native creators, and proprietary engagement technology, Super League is a one-of-a-kind partner for brands looking to stand out in culture, spark loyalty, and drive meaningful impact. In a world where attention is earned, Super League makes brands relevant - by making them playable.

We generate revenue from (i) innovative advertising including immersive game world and experience publishing and in-game media products, (ii) direct to consumer offers, including in-game items, e-commerce, and virtual collectibles, and (iii) content and technology through the production and distribution of our own, advertiser and third-party interactive and video content. We operate in one reportable segment to reflect the way management and our chief operating decision maker review and assess the performance of the business.

Our Strategy

We believe that video gaming and virtual world platforms are where consumers will continue to spend material amounts of time, making it increasingly important for global brands and intellectual property owners to prioritize in-game and in-world marketing and advertising programs. In an attention economy dominated by the continued blending of physical-and-digital lives and smarter, more immersive screens, consumers are increasingly responsive to more customized and personalized advertising content that fits naturally with the activities they most enjoy. For brands, the next generation of consumer engagement will achieved through targeted solutions that meet this consumer expectation.

With strong roots in open gaming platforms where interactive worlds were first spawned, we believe our success is in the creation, growth, and monetization of playable digital advertising content and interactive experiences across mobile games and immersive platforms. Super League’s vision is to be the most comprehensive provider of products and creative, tech-driven solutions that deliver superior levels of consumer engagement and measurable business outcomes for brands within the playable media category.

Built on a powerful foundation of unmatched capabilities and software platforms that have driven consistent success for innovative brand experiences, creator growth and monetization, and significant consumer engagement, our scalable, vertically-integrated solution offers:

●	Successful owned and third-party publishing worlds, experiences and destinations;
●	Innovative product and marketing solutions for brands and developers; and
●	Valued tools and analytics for brands and developers.

Our Business

As an early-mover creating engaging experiences inside of metaverse, or “open world,” game platforms since 2015, Super League has converted our deep understanding of young gamers into significant audience reach in virtual world gaming platforms. We believe we have successfully iterated our business model through these market insights, and our organic and inorganic growth to establish scale and ultimately drive our monetization strategies. Our strong and growing product-market fit currently reaches over 130 million monthly unique players in Roblox, Minecraft and Fortnite and generates over one billion monthly impressions. Our software supports the creation and operation of our owned and third-party metaverse gaming worlds and experiences, along with creator tools and analytics underpinned by a creator economy. These capabilities and tools enable Super League to build immersive experiences and custom worlds, as well as, extend audience reach with our innovative in-game ad and consumer products, allowing our content creator partners to participate in our advertising economy. Our analytics suite provides Super League, brands and advertisers, and game developers data that informs campaign measurement and insights, along with enhanced game design. Beyond our primary advertising revenue stream, we have the opportunity to extend further downstream in the metaverse gaming worlds we operate, and generate in-game direct to consumer revenues. In addition, our platform, and our capability to produce compelling gaming-centric video and livestream broadcasts drives viewership to our experiences and our brand partner’s digital channels for further amplification.

Specifically, Super League’s digital experience and media products provide a wide range of solutions for brands and advertisers. From branded in-game experiences, through to custom content and media, Super League can provide end-to-end solutions for brands to acquire customers, deepen brand affinity and deliver digital to physical conversion to drive meaningful brand business performance. As Super League has scaled in both metaverse player and viewing audience reach, we have experienced growth in both the average revenue size of branded programs, along with a strong percentage of repeat buyers, while upholding our premium cost per impressions (“CPM”) rates, further validating a new premium social marketing channel for advertisers to reach elusive Generation Z and Alpha gamers. Additionally, our capability and proprietary technology is being applied to new virtual world platforms beyond our core offering with the vision of being an enterprise solution for brands to have a persistent, omni-channel across immersive world platforms driving back to a brand’s web experience that speaks this new language of 3D engagement.

Recent Developments

Reverse Common Stock Split

On June 17, 2025, the Company filed a Certificate of Amendment (the “June 2025 Amendment”) to its Second Amended and Restated Certificate of Incorporation, as amended, which became effective as of June 23, 2025, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-40 (the “Reverse Split”). The Reverse Split was approved by the Company’s Board on June 2, 2025, and approved by the stockholders of the Company on June 9, 2025.

Series AAAA Junior Preferred Stock

The Certificate of Incorporation of the Company authorizes the issuance of up to 10,000,000 shares of preferred stock and further authorizes the Board of the Company to fix and determine the designation, preferences, conversion rights, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock. On July 11, 2025, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of the Series AAAA Jr. Convertible Preferred Stock (the “Certificate”), designating 3,775,047 shares of Series AAAA Jr. Convertible Preferred Stock (the “Exchange Preferred Stock”) in connection with the entry into the Preferred Exchange Agreements (as defined below under the section entitled “Exchange Agreements”).

Each share of Exchange Preferred Stock is convertible at the option of the holder, subject to certain beneficial ownership limitations and Primary Market Limitation (as defined in the Certificate), as set forth in each Certificate, into such number of shares of the Common Stock, equal to the number of Exchange Preferred Stock to be converted, multiplied by the stated value of $1.00 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the conversion price is equal to the Nasdaq Minimum Price, plus $0.01, subject to adjustment in the event of stock splits, stock dividends, and similar transactions).  Holders of the Exchange Preferred Stock will be entitled to receive dividends, subject to the beneficial ownership and Primary Market Limitation, payable in the form of that number of shares of Common Stock equal to 60% of the shares of Common Stock underlying the Exchange Preferred Stock upon issuance, provided that the holder holds at least 1% of the Exchange Preferred Stock on January 1, 2026.  In addition, subject to the beneficial ownership and Primary Market Limitation, holders of Exchange Preferred Stock will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and Primary Market Limitation, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and Primary Market Limitation shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and Primary Market Limitation.

Exchange Agreements

Preferred Stock Exchange Agreements

On July 7, 2025, the Company entered into an Exchange Agreement with The Michael Keller Trust (the “Trust”), pursuant to which the Company and the Trust agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to the Trust, dated November 19, 2024, with the principal and interest thereon being equal to $1,878,082, the Trust would be granted (a) 1,500,000 shares of Preferred Stock, and (b) cash payments totaling $378,002, such payments to be made in equal monthly installments of approximately $63,000, commencing on October 15, 2025, and concluding on March 15, 2026 (the “Trust Agreement”).

On July 8, 2025, the Company entered into Exchange Agreements with: (i) Ben Khakshoor, pursuant to which the Company and Mr. Khakshoor agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Mr. Khakshoor, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $711,361, Mr. Khakshoor will be issued 711,361 shares of Preferred Stock (the “Khakshoor Agreement”); (ii) Sam Drozdov, pursuant to which the Company and Mr. Drozdov agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Mr. Drozdov, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $711,361, Mr. Drozdov would be granted 711,361 shares of Preferred Stock (the “Drozdov Agreement”); (iii) Firepit Partners Co. (“Firepit”), pursuant to which the Company and Firepit agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Firepit, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $474,242, Mr. Drozdov would be granted 474,242 shares of Preferred Stock (the “Firepit Agreement”, and collectively with the Trust Agreement, the Khakshoor Agreement and the Drozdov Agreement, the “Preferred Exchange Agreements”).

Common Stock Exchange Agreement

On July 10, 2025, the Company entered into an Exchange Agreement (the “Agile Exchange Agreement”, and collectively with the Preferred Exchange Agreements, the “Exchange Agreements”) with Agile Capital Funding, LLC, and Agile Lending, LLC (collectively, “Agile”), pursuant to which the Company and Agile agreed that in exchange for the surrender and forgiveness of that certain Secured Promissory Note issued to Agile, dated February 7, 2025, with the remaining amount of principal and interest thereunder being $1,331,250, Agile will (a) receive 44,128 shares of Common Stock (the “Exchange Shares”), (b) pre-funded warrants to purchase 173,023 shares of Common Stock (the “Agile Pre-Funded Warrants”, and collectively with the Exchange Shares, the “Exchange Securities”), with the Exchange Securities to be valued at a price of $5.67, such amount above the Nasdaq Minimum Price, and (c) make cash payments to Agile totaling $100,000, with such payments to be made in four equal increments of $25,000 beginning on July 10, 2025, and every seven days thereafter.

Convertible Note and Warrant Financing

On July 10, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company agreed to sell (the “Note Offering”) up to (i) an aggregate principal amount of $4,494,382 in 8% Senior Secured Convertible Notes, maturing eighteen (18) months after the issue date, with original issue discount of 11%, convertible into shares of Common Stock at a conversion price of $6.815 per share, and if not converted then amortized over the final twelve (12) months concluding on the maturity date, and (ii) Common Stock Purchase Warrants to purchase 659,968 shares of Common Stock at an exercise price of $5.361 per share (the “Warrants”). The Company received $4,000,000 in gross proceeds from the Note Offering.

Securities Purchase Agreement

The Purchase Agreement contains representations and warranties of the Company and the Investors which are typical for transactions of this type. In addition, the Purchase Agreement contains customary covenants on the Company’s part that are typical for transactions of this type, as well as the following additional covenants: (i) for as long as the Notes remain outstanding, the Company agreed not to effect or enter into an Equity Line of Credit or agreement to effect any issuance by the Company or any of its subsidiaries involving a variable rate transaction; (ii) the Company agreed to offer to the Investors, for so long as any amount in excess of $1,500,000 remains outstanding on the Note, the opportunity to participate in an amount equal to 25% in any subsequent securities offerings by the Company; (iii) the Company agreed to hold a stockholder meeting within 90 days of the date of the Agreement at which the Company will solicit the stockholders’ affirmative vote for approval of the anti-dilution provisions described in the transaction documents in accordance with the applicable law and rules and regulations of the Nasdaq Stock Market (“Nasdaq”).

The Purchase Agreement obligates the Company to indemnify the Investors and various related parties for certain losses including those resulting from (i) any misrepresentation or breach of any representation or warranty made by the Company, (ii) any breach of any obligation of the Company, and (iii) certain claims by third parties.

Convertible Notes and Warrants

The Convertible Notes are senior secured obligations of the Company and are secured by certain personal and intangible property of the Company, pursuant to a Security Agreement (as defined below). Unless earlier converted, the Convertible Notes will mature in January 2027. The Convertible Notes bear interest at a rate of 8% per annum, subject to increase in the event of default to the lesser of 18% per annum or the maximum rate permitted under applicable law. The Convertible Notes, including interest accrued thereon, are convertible at any time until a Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of Common Stock at a conversion price of $6.815 per share, subject to adjustment as set forth therein. The Convertible Notes have a beneficial ownership limitation such that none of the Investors have the right to convert any portion of their Convertible Notes if the Investor (together with its affiliates or any other persons acting together as a group with the Investor) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of such Convertible Notes, or, upon 61 days’ prior written notice to the Company, 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon conversion of such Convertible Notes. Commencing on the six-month anniversary of the date of the issuance of the Note, and on the same date every month thereafter, the Company shall make 12 equal amortization payments, with each payment being equal to one-twelfth of the initial principal amount, plus all accrued but unpaid interest.

The Convertible Notes also contain certain negative covenants, including prohibitions on the incurrence of indebtedness, liens, amendments to the Company’s organizational documents, dividends, redemption, related party transactions and entry into any equity line of credit agreement or variable rate transactions. The Convertible Notes also contain standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Convertible Notes, existence of a default or event of default under any of the Transaction Documents (as defined in the Convertible Notes), the bankruptcy or insolvency of the Company or any of its subsidiaries and unsatisfied judgments against the Company.

The Warrants entitle the holders to purchase 659,968 shares of Common Stock, respectively. The Warrants are exercisable immediately and have a term of four years. The Warrants each have an exercise price of $5.361 per share, subject to adjustment as set forth therein.

The terms of the each of the Convertible Notes and the Warrants provide for anti-dilution protection for issuances of Common Stock at a price per share less than the price equal to the conversion price or exercise price, as applicable, subject to approval by the Company’s stockholders.

The Convertible Notes, Warrants and the shares of common stock issuable upon conversion and exercise of the Convertible Notes and Warrants (the “Underlying Shares”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Each Investor acquired the securities for investment and acknowledged that it is an accredited investor as defined by Rule 501 under the Securities Act. The Convertible Notes, Warrants and Underlying Shares may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to register the Underlying Shares on a registration statement on Form S-3 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) within 30 days after the date of the issuance of the Convertible Notes and Warrants and to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”) no later than 90 days after the date of the Purchase Agreement. If certain of the Company’s obligations under the Registration Rights Agreement are not met, the Company is required to pay partial liquidated damages to the Investor.

Security Agreement

The Company also entered into a Security Agreement (the “Security Agreement”) with the Purchaser, as collateral agent (the “Collateral Agent”), the Investor and such holders of the Convertible Notes as may be issued in the future (together with the Investors, the “Secured Parties”). Pursuant to the Security Agreement, the Secured Parties were granted a security interest in certain of the Company’s personal and intangible property to secure the payment and performance of all of the Company’s obligations under the Convertible Notes, Warrants, Purchase Agreement, Registration Rights Agreement and Security Agreement (together, the “Transaction Documents”)

The Offering

On July 10, 2025, the Company entered into an equity purchase agreement (“Equity Purchase Agreement”) with the Selling Stockholder. Under the Equity Purchase Agreement, the Company has the right, but not the obligation, to direct the Investor to purchase up to $20,000,000 (the “Maximum Commitment Amount”) in shares of common stock, par value $0.001 per share (“Common Stock”), of the Company upon satisfaction of certain terms and conditions, and subject to certain limitations, as contained in the Equity Purchase Agreement. As consideration for the Selling Stockholder’s execution and delivery of, and performance under the Equity Purchase Agreement, on the Execution Date, the Company in its discretion, shall (i) pay to the Investor in cash $600,000 (“Commitment Cash”) or (ii) issue a mixture of shares of common stock and pre-funded warrants to purchase common stock (the “Pre-Funded Warrant”) to the Investor in a form acceptable to the Investor in its sole discretion and having an exercise price per share of $0.0001 (the “Commitment Stock”) having a value of $600,000 based on closing price of the Common Stock on July 10, 2025, subject to adjustment as more fully described below. Other than the shares of Commitment Stock underlying the Pre-Funded Warrants, which is initially 300,000 shares, subject to adjustment as more further described below, that we issued to the Selling Stockholder upon execution of the Equity Purchase Agreement, we do not have the right to commence any sales of our Common Stock to the Selling Stockholder under the Equity Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including the SEC declaring effective the registration statement of which this prospectus forms a part (the “Commencement,” and the date on which the Commencement has occurred, the “Commencement Date”). All of the shares of Commitment Stock were fully earned as of the Execution Date, and the issuance of the shares of Commitment Stock is not contingent upon any other event or condition, including, without limitation, the effectiveness of the Initial Registration Statement (defined below) or the Company’s submission of a Put Notice to the Investor and irrespective of any termination of the Equity Purchase Agreement. The Pre-Funded Warrants were issued in lieu of shares of Common Stock due to the beneficial ownership limitations set forth in the Equity Purchase Agreement.

Pursuant to the Equity Purchase Agreement, we may issue, subject to certain limitations and the receipt of the Stockholder Approval (as defined below), (i) Put Stock, in the form of $20.0 million in shares of Common Stock which would represent approximately 5,714,286 shares based on the closing price of our shares on the Nasdaq Capital Market on August 27, 2025 of $3.50; and (ii) Commitment Stock, in the form of 300,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrant. We currently have 5,714,286 Reserve Shares of our authorized and unissued shares of Common Stock solely for the purpose of effecting purchases of the shares under the Equity Purchase Agreement. Under the Equity Purchase Agreement, we have the right to present the Investor with a Put Notice directing the Investor to purchase shares of Common Stock in an amount per Put Notice determined pursuant to the limitations in the Equity Purchase Agreement, at a per-share price equal to 92% of the lowest trade (the “Purchase Price”, and the lowest trade, the “Valuation Price”) during the three consecutive trading days following the Put Notice date (the “Valuation Period”), minus certain clearing costs of the Selling Stockholder (“Clearing Costs”) equal to 6% of the Purchase Price. After giving effect to the price of the Clearing Costs, the amount the Company will receive for each share of Put Stock is equal to 86.6% of the Valuation Price. The table below illustrates the hypothetical sale of 100,000 shares of Put Stock to the Selling Stockholder at assumed, hypothetical Valuation Prices of $5.00, $4.00, $3.00, and $2.00 per share:

Number of shares in Put Notice	Lowest Trade during Valuation Period ($)	Purchase Price Per Share (1)	Clearing Costs (2)	Proceeds Received by the Company (3)
100,000	$5.00	$4.60	$0.28	$432,000
100,000	$4.00	$3.68	$0.22	$346,000
100,000	$3.00	$2.76	$0.17	$259,000
100,000	$2.00	$1.84	$0.11	$173,000

(1) 92% of the lowest Trade

(2) 6% of the Purchase Price

(3) Calculated by subtracting the Clearing Costs from the Purchase Price, then multiplied by the number of shares in the Put Notice

The Equity Purchase Agreement does not contain a limitation as to the minimum Purchase Price for which the Company can sell shares to the Investor. As such, there is no limit on the number of shares of Common Stock that the Company may sell to the Investor thereunder. The Selling Stockholder is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and after the issuance of Common Stock to the Selling Stockholder, the Selling Stockholder will, in turn, sell such shares to investors in the market, subject to certain conditions. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to the Selling Stockholder to raise the same amount of funds, as our stock price declines. The following table discloses the number of shares of Common Stock issuable under the Equity Purchase Agreement at the current market price, and if the market price drops 25%, 50%, and 75%.

	100% of Current Stock Price (1)	25% Decrease in Stock Price (1)	50% Decrease in Stock Price (1)	75% Decrease in Stock Price (1)
Total No. of Shares Required to Raise $20,000,000	5,714,286	7,619,048	11,428,572	22,857,143

(1) Based on a price of $3.50 per share, the closing price of our shares on the Nasdaq Capital Market on August 27, 2025.

There are no assurances that the price of Common Stock will appreciate, depreciate, or remain at the same price as a result of stock sales under the Equity Purchase Agreement, however, if there is a 25% to 75% decline in stock value pricing, the Company’s stockholders may suffer substantial dilution.

As of August 27, 2025, there were 1,114,014 shares of our Common Stock outstanding, of which 1,108,759 shares were held by non-affiliates. Although the Equity Purchase Agreement provides that we may sell up to $20.0 million of our Common Stock to the Selling Stockholder, only 6,014,286 shares of our Common Stock are being offered under this prospectus, which represents the Commitment Stock and up to 5,714,286 shares which may be issued to the Selling Stockholder in the future under the Equity Purchase Agreement, if and when we sell shares to the Selling Stockholder under the Equity Purchase Agreement. If all of the 6,014,286 shares offered by the Selling Stockholder under this prospectus were issued and outstanding, such shares would represent approximately 84.3%% of the total number of shares of our Common Stock outstanding and approximately 84.4% of the total number of outstanding shares held by non-affiliates, in each case as of June 30, 2025. Depending on the price per share at which we sell shares to the Selling Stockholder under the Equity Purchase Agreement, we may need to sell more shares to the Selling Stockholder than are offered under this prospectus to receive aggregate gross proceeds equal to the $20.0 million total commitment of the Selling Stockholder under the Equity Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares of our Common Stock. The number of shares ultimately offered for resale by the Selling Stockholder will depend upon the number of shares we elect to sell to the Selling Stockholder under the Equity Purchase Agreement. Sales of our Common Stock to the Selling Stockholder by us under the Equity Purchase Agreement could result in substantial dilution to our stockholders.

Under applicable rules of The Nasdaq Stock Market, in no event may we issue or sell to the Selling Stockholder under the Equity Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Equity Purchase Agreement, which is 176,777 shares (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares in excess of the Exchange Cap (the “Stockholder Approval”), or (ii) the average price of all applicable sales of our Common Stock to the Selling Stockholder under the Equity Purchase Agreement equals or exceeds $5.361 per share (which represents the lower of (A) the official closing price of our Common Stock on Nasdaq immediately preceding the signing of the Equity Purchase Agreement and (B) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement), such that issuances and sales of Common Stock to the Selling Stockholder under the Equity Purchase Agreement would not be subject to the Exchange Cap under applicable Nasdaq rules. The Exchange Cap shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Principal Market, including the Commitment Stock. As such, the Company can not issue any shares until such time as Stockholder Approval is received, which, pursuant to the Equity Purchase Agreement, the Company shall use its best efforts to obtain such Stockholder Approval to issue shares in excess of the Exchange Cap within ninety (90) days after the date of the Equity Purchase Agreement. In any event, the Equity Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Equity Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Equity Purchase Agreement also prohibits us from directing the Selling Stockholder to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Stockholder and its affiliates, would result in the Selling Stockholder and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap. The Selling Stockholder, upon written notice to us, may increase the Beneficial Ownership Cap to up to 9.99%. Any increase in the Beneficial Ownership Cap will not be effective until the 61st day after such written notice is delivered to us.

See The Equity Purchase Transaction on page 19 of this prospectus for more information.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Some of the more significant risks and uncertainties relating to an investment in our are more fully described in the section titled "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus.

Corporate Information

Super League Enterprise, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On June 15, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc., and on September 11, 2023, we change our corporate name from Super League Gaming, Inc. to Super League Enterprise, Inc. Our principal executive offices are located at 2450 Colorado Ave., Suite 100E, Santa Monica, California 90404. Our Company telephone number is (213) 421-1920 and our investor relations contact number is (949) 574-3860.

Our corporate website address is www.superleague.com. We make available on or through our website our periodic reports that we file with the SEC. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The contents of our website are not incorporated by reference into this document and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE OFFERING

Securities offered by us and for resale

Up to 6,014,286 shares of Common Stock, consisting of: (i) 5,714,286 shares of Common Stock, which may be issued pursuant to the Equity Purchase Agreement; and (ii) 300,000 shares of Common Stock underlying the Pre-Funded Warrant, as a fee to the Selling Stockholder for making its irrevocable commitment to purchase our Common Stock under the Equity Purchase Agreement

Common stock outstanding prior to the offering(1)	1,114,014 shares as of August 27, 2025

Common stock to be outstanding immediately after the closing of this offering(1)(2)

7,128,300 shares of Common Stock (assuming $20.0 million purchase under the Equity Purchase Agreement and full exercise of the Pre-Funded Warrants). The actual number of shares issued will vary depending on the sales prices in this offering, but will not be greater than, 176,777 shares representing 19.99% of the shares of our Common Stock outstanding on the date of the Equity Purchase Agreement, unless we first obtain the Stockholder Approval, or the average price of all applicable sales of our Common Stock to the Selling Stockholder under the Equity Purchase Agreement equals or exceeds $5.361, so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Equity Purchase Agreement under applicable Nasdaq rules.

Use of proceeds

All of the securities offered under this prospectus are being registered for the account of the Selling Stockholder. We will not receive any of the proceeds from the sale of these securities. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the securities. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

Terms of this offering

The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 5 of this prospectus, beginning on page  of the accompanying base prospectus, and in the documents incorporated herein and therein by reference.

Trading symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SLE.”

(1)  Calculation of shares issuable pursuant to the Equity Purchase Agreement is based on $20.0 million shares issued at an assumed purchase price of $3.50 per share, the Nasdaq closing price our Common Stock on August 27, 2025. The per-share purchase price at the time of issuance will be equal to 92% of the lowest trade during the three consecutive trading days following the Put Notice date.

(2) Unless otherwise noted, the number of shares of our Common Stock outstanding prior to and after this Offering is based on 1,114,014 shares of Common Stock outstanding as of August 27, 2025, and excludes:

●	28,145 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase our Common Stock, with a weighted average exercise price of $87.77 per share;

●	32,665 shares of Common Stock issuable upon exercise of outstanding stock options under our 2025 Omnibus Incentive Plan (the “2025 Plan”), with a weighted average exercise price of $5.08 per share;

●	28,814 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	45,954 shares of Common Stock issuable upon the exercise of certain Underwriter warrants to purchase our Common Stock, with a weighted average exercise price of $109.77;

●

246,525 shares of Common Stock issuable upon the conversion of the Company’s Series AA Convertible Preferred Stock, Series AA-3 Convertible Preferred Stock, Series AA-4 Convertible Preferred Stock, Series AA-5 Convertible Preferred Stock, Series AAA Convertible Preferred Stock, Series AAA-2 Convertible Preferred Stock, Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred and Series AAA-4 JR Preferred; and

●	569,941 shares of Common Stock issuable upon conversion of the Company’s Series AAAA Jr. Convertible Preferred Stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described below, in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our Common Stock could decline materially and you could lose all or part of your investment.

Risks Related to this Offering

It is not possible to predict the actual number of shares of common stock we may sell to the Selling Stockholder under the Equity Purchase Agreement, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may elect to sell to the Selling Stockholder under the Equity Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to the Selling Stockholder pursuant to the Equity Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the Equity Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Equity Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Equity Purchase Agreement.

Moreover, although the Equity Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our Common Stock to the Selling Stockholder, only 6,014,286 shares of Common Stock are being registered under the Securities Act for resale by the Selling Stockholder under the registration statement of which this prospectus forms a part, consisting of (i) the 300,000 shares of Commitment Stock underlying the Pre-Funded Warrants that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of our Common Stock under the Equity Purchase Agreement and (ii) up to 5,714,286 shares of our Common Stock that we may elect to sell to the Selling Stockholder, in our sole discretion, from time to time from and during the Commitment Period under the Purchase Agreement, subject to certain terms and conditions.

If, during the Commitment Period, we elect to sell to the Selling Stockholder all of the 5,714,286 shares of common stock being registered for resale by the Selling Stockholder under this prospectus that are available for sale by us to the Selling Stockholder under the Equity Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares of Common Stock by us to the Selling Stockholder may be substantially less than the $20.0 million total purchase commitment available to us under the Equity Purchase Agreement, which could materially adversely affect our liquidity.  The table below illustrates the hypothetical sale of 100,000 shares of Put Stock to the Selling Stockholder at assumed, hypothetical Valuation Prices of $5.00, $4.00, $3.00, and $2.00:

Number of shares in Put Notice	Lowest Trade during Valuation Period ($)	Purchase Price Per Share (1)	Clearing Costs (2)	Proceeds Received by the Company (3)

100,000	$5.00	$4.60	$0.28	$432,000
100,000	$4.00	$3.68	$0.22	$346,000
100,000	$3.00	$2.76	$0.17	$259,000
100,000	$2.00	$1.84	$0.11	$173,000

(1) 92% of the lowest Trade

(2) 6% of the Purchase Price

(3) Calculated by subtracting the Clearing Costs from the Purchase Price, then multiplied by the number of shares in the Put Notice

If it becomes necessary for us to issue and sell to the Selling Stockholder shares of Common Stock in excess of the Exchange Cap under the Equity Purchase Agreement in order to receive aggregate gross proceeds equal to $20.0 million under the Equity Purchase Agreement, then for so long as the Exchange Cap continues to apply to issuances and sales of Common Stock under the Equity Purchase Agreement, we must first obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq listing rules. While the Company intends to hold a special meeting of the Company’s stockholders to approve, among other proposals, the issuance and sale of Common Stock in excess of the Exchange Cap under the Equity Purchase Agreement (the “Stockholder Approval”), we cannot guaranty that we will be able to obtain the Stockholder Approval from our stockholders. In the event we do not receive the Stockholder Approval, the Company may not be able to issue and sell to the Selling Stockholder any shares of Common Stock under the Equity Purchase Agreement due to the issuance of the Pre-Funded Warrants reducing the shares of Common Stock available without exceeding the Exchange Cap to zero.

Furthermore, if we receive the Stockholder Approval, and elect to issue and sell to the Selling Stockholder more than the 6,014,286 shares of our Common Stock that we may elect to issue and sell to the Selling Stockholder under the Equity Purchase Agreement that are being registered for resale by the Selling Stockholder hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by the Selling Stockholder such additional shares of our Common Stock we wish to sell from time to time under the Equity Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the Equity Purchase Agreement. Any issuance and sale by us under the Equity Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 6,014,286 shares of Common Stock that we may elect to issue and sell to the Selling Stockholder under the Equity Purchase Agreement that are being registered for resale by the Selling Stockholder hereunder could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the Equity Purchase Agreement, and the sale of Common Stock under the Equity Purchase Agreement may cause the trading price of our Common Stock to decline.

We may not have access to the full amount available under the Equity Purchase Agreement with the Selling Stockholder. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We will need to seek stockholder approval before issuing shares in excess of the Exchange Cap, unless the average price per share of common stock for all shares of common stock sold by us to the Selling Stockholder under the Purchase Agreement equals or exceeds $5.361 per share (which represents the lower of (A) the official closing price of our Common Stock on Nasdaq immediately preceding the signing of the Equity Purchase Agreement and (B) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement), such that the Exchange Cap limitation would no longer apply to issuances and sales of Common Stock by us to the Selling Stockholder under the Equity Purchase Agreement under applicable Nasdaq listing rules. In addition, the Selling Stockholder will not be required to purchase any shares of our Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership of our Common Stock exceeding the Beneficial Ownership Limitation. Our inability to access a portion or the full amount available under the Equity Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The extent we rely on the Selling Stockholder as a source of funding will depend on a number of factors including the prevailing market price of our Common Stock and the extent to which we are able to raise capital from other sources. Assuming a purchase price of $3.50 per share (which represents the closing price of our Common Stock on August 27, 2025), the purchase by the Selling Stockholder of the entire 5,714,286 shares of Common Stock issuable under the Equity Purchase Agreement being registered for resale by the Selling Stockholder hereunder would result in gross proceeds to us of approximately $20.0 million. If obtaining sufficient funding from the Selling Stockholder were to prove unavailable or prohibitively dilutive, we will need to secure another source of capital in order to satisfy our working capital needs. Even if we sell all $20.0 million of shares of our Common Stock to the Selling Stockholder under the Equity Purchase Agreement, we may need to raise substantial additional capital to continue to fund our operations and execute our current business strategy.

The Investor will pay less than the then-prevailing market price for our Common Stock, which could cause the price of our common stock to decline. The sale of a substantial number of shares of Common Stock under the Equity Purchase Agreement in the public market could adversely affect the prevailing market price of our shares.

We are registering for resale an aggregate of 6,014,286 shares of Common Stock, including 300,000 shares of Commitment Stock. The purchase price of Common Stock sold to the Investor under the Equity Purchase Agreement is derived from the market price of our Common Stock. The shares to be sold to the Investor pursuant to the Equity Purchase Agreement will be purchased at a discounted price as described above. As a result of this pricing structure, the Investor may sell the shares it receives immediately after receipt of the shares, which could cause the price of our Common Stock to decrease further. Sales of a substantial number of our shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares. We cannot predict if and when the Selling Stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares or other equity or debt securities convertible into shares. Any such issuance could result in substantial dilution to our existing stockholders and could cause our share price to decline.

Investors who buy shares of our Common Stock at different times will likely pay different prices.

Investors who purchase shares of Common Stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Investors also may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales in future transactions at lower prices.

The terms of the Equity Purchase Agreement limit the amount of shares of Common Stock we may issue to the Selling Stockholder, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Equity Purchase Agreement includes restrictions on our ability to sell shares of Common Stock to the Selling Stockholder, including, subject to specified limitations, if a sale would cause the Selling Stockholder and its affiliates to exceed the Beneficial Ownership Limitation. Accordingly, we cannot guarantee that we will be able to sell all shares registered in this offering. If we cannot sell the full amount of the shares of Common Stock remaining available to us that the Selling Stockholder has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more shares of Common Stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of common stock.

Risks Related to Our Common Stock

You may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

We may issue additional equity or equity-linked securities in the future, which may result in additional dilution to you.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent that we raise additional capital by issuing equity securities, including securities exercisable for or convertible into shares of our Common Stock, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder.

Although our Common Stock is listed on the Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop.

Although our Common Stock is listed on the Nasdaq Capital Market, it is likely that initially there will be a very limited trading market for our Common Stock, and we cannot ensure that a robust trading market will ever develop or be sustained. Our shares of Common Stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of Common Stock in the future. The market liquidity will be dependent on the perception of our operating business, competitive forces, state of the live stream and gaming industry, growth rate and becoming cash flow profitable on a sustainable basis, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate financial public relations firms with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of Common Stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low-priced shares of Common Stock as collateral for any loans.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our Common Stock may fluctuate substantially and may be higher or lower than the initial public offering price. This may be especially true for companies with a small public float. The trading price of our Common Stock will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Common Stock since you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of our Common Stock include:

●	changes to our industry, including demand and regulations;

●	we may not be able to compete successfully against current and future competitors;

●	competitive pricing pressures;

●	our ability to obtain working capital financing as required;

●	additions or departures of key personnel;

●	sales of our common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship, sponsor or licensor;

●	any major change in our management;

●	changes in accounting standards, procedures, guidelines, interpretations or principals; and

●	economic, geo-political and other external factors.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly. If the market price of our Common Stock after our offering does not exceed what you paid per share, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We may not obtain any future research coverage by securities industry analysts. In the event we are covered by research analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our Common Stock could be negatively affected.

We have not paid cash dividends in the past and do not expect to pay cash dividends on our Common Stock in the future. Any return on investment will likely be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Since we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, stock price appreciation, if any, will be your sole source of gain.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, appreciation, if any, in the market price of our Common Stock will be your sole source of gain for the foreseeable future.

Our issuance of additional shares of preferred stock could adversely affect the market value of our Common Stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Our Board has the authority to cause us to issue, without any further vote or action by the stockholders, up to an additional 9,958,018 shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. As of the date of this prospectus, we had the following shares of Preferred Stock outstanding: (i) 3,639 shares of Series AA Convertible Preferred Stock, par value $0.001 per share (the “Series AA Preferred”); (ii) zero shares of Series AA-2 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-2 Preferred”); (iii) 25 shares of Series AA-3 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-3 Preferred”); (iv) 500 shares of Series AA-4 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-4 Preferred”); (v) 50 shares of Series AA-5 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-5 Preferred”), (vi) 7,245 shares of Series AAA Convertible Preferred Stock, par value $0.001 per share (the “Series AAA Preferred”); (vii) 3,148 shares of Series AAA-2 Convertible Preferred Stock, par value $0.001 per share (the “Series AAA-2 Preferred”); (viii) 352 shares of Series AAA Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA JR Preferred”); (ix) 441 shares of Series AAA-2 Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA-2 JR Preferred”); (x) 627 shares of Series AAA-3 Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA-3 JR Preferred”); (xi) 399 shares of Series AAA-4 Junior Convertible Preferred Stock, par value $0.001 per share (the “Series AAA-4 JR Preferred”); and (xii) 2,798,399 shares of Series AAAA Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAAA JR Preferred”, and, collectively with the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred, Series AAA-2 Preferred, Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, and Series AAA-4 JR Preferred, the “Preferred Stock”).

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase Common Stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Common Stock at the lower conversion price causing economic dilution to the holders of Common Stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

The holders of Preferred Stock are entitled to vote on an as-converted basis to Common Stock basis and have rights to approve certain actions.

From November 2022 to December 2024, we issued an aggregate of 41,982 shares of our Preferred Stock to a group of accredited investors (collectively, the “Investors”), pursuant to certain placement agency agreements. On July 7, 2025 and July 8, 2025, the Company issued an aggregate of 3,394,964 shares of our Preferred Stock pursuant to certain agreements exchanging outstanding debt of the Company for the shares of Preferred Stock.

The holders of our Preferred Stock are generally entitled to vote with the holders of our Common Stock on all matters submitted for a vote of our stockholders (voting together with the holders of Common Stock as one class) on an as-converted basis. Additionally, the consent of the holders of a majority of the outstanding shares of Preferred Stock are required in order for us to take certain actions, including issuances of securities that are senior to, or equal in priority with, the Preferred Stock. As a result, the holders of Preferred Stock may in the future have the ability to influence the outcome of certain matters affecting our governance and capitalization.

As of August 27, 2025, there were approximately 16,426 shares of our Series AA Preferred, Series AAA Preferred, and Series AAA Jr. Preferred outstanding, and 2,798,399 shares of our Series AAAA Jr. Preferred Stock outstanding, which are convertible without payment of additional consideration, into approximately 246,525 shares of our Common Stock, and approximately 569,941 shares of our Common Stock, respectively, subject to certain ownership limitations. The conversion of the outstanding shares of our Preferred Stock into Common Stock would be substantially dilutive to existing stockholders. Any dilution or potential dilution may cause our stockholders to sell their shares, which may contribute to a downward movement in the stock price of our Common Stock.

Future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. In the event of bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue preferred stock in the future, the holders of such preferred stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any such future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock.

We have granted, and may continue to grant, share incentive awards, which may result in increased share-based compensation expenses.

We adopted our Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”) in October 2014, for purposes of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We account for compensation costs for all share-based awards issued under the 2014 Plan using a fair-value based method and recognize expenses in our statements of comprehensive loss in accordance with GAAP. Under the 2014 Plan, we are authorized to grant options to purchase shares of Common Stock of our Company, restricted share units to receive shares of Common Stock and restricted shares of Common Stock. For the years ended December 31, 2024 and 2023, we recorded share-based compensation expense of $1.3 million and $2.7 million, respectively, primarily related to issuances and vesting of awards under the 2014 Plan. On June 9, 2025, our stockholders approved the 2025 Omnibus Stock Incentive Plan (the “2025 Plan”) which provides for the granting of various forms of share-based compensation awards to employees, directors and consultants to incentive their performance and align their interest with ours. The 2025 Plan has 75,000 shares of common stock reserved thereunder for issuance of share-based compensation awards.

We believe the granting of share incentive awards is important to our ability to attract and retain employees, and we will continue to grant share incentive awards to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

An active trading market for our Common Stock may not be maintained.

Our Common Stock is currently traded on the Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our Common Stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

We received a notice from Nasdaq that our common stock may be delisted from trading on the Nasdaq Capital Market if we fail to comply with the continued listing requirements, including the minimum bid price requirement and annual meeting requirement. A delisting of our Common Stock is likely to reduce the liquidity of our Common Stock and may inhibit or preclude our ability to raise additional financing.

We are required to comply with certain Nasdaq continued listing requirements, including a minimum bid price for our Common Stock, as well as a series of financial tests relating to stockholder equity, market value of listed securities and number of market makers and stockholders. If we fail to maintain compliance with any of those requirements, our Common Stock could be delisted from Nasdaq.

On January 2, 2025, we received a letter (the “Bid Price Letter”) from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of the Company’s Common Stock, for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). Effective June 23, 2025, the Company effected a reverse split of its Common Stock. On July 8, 2025, the Company received a letter from the staff at Nasdaq’s Listing Qualifications department stating that, as of July 7, 2025, the closing bid price of the Company’s common stock has been at $1.00 per share or greater, and accordingly, the Company has regained compliance with Listing Rule 5550(a)(2).

On January 3, 2025, the Company received a letter (the “Annual Meeting Letter”) from Nasdaq indicating that the Company no longer complies with Listing Rule 5620(a) (the “Annual Meeting Rule”) since it did not hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year ended December 31, 2023. To regain compliance with the Annual Meeting Rule, the Company prepared and submitted a plan of to Nasdaq, and on June 9, 2025, held its 2024 annual meeting of stockholders. On June 11, 2025, the Company received a letter from the staff at Nasdaq’s Listing Qualifications department stating that, as of June 10, 2025, the Company has regained compliance with the Annual Meeting Rule.

On April 7, 2025, we received a letter (the “Stockholders Equity Letter”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on The Nasdaq Capital Market (the “Stockholders’ Equity Requirement”), and that the Company does not meet the alternative compliance standards of market value of listed securities or net income from continuing operations. The Company’s failure to comply with the Stockholders’ Equity Requirement was based on the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2024, reporting the stockholders’ equity of $170,000. On May 22, 2025, the Company prepared and timely submitted to Nasdaq a plan to regain compliance with the Stockholders’ Equity Requirement. Nasdaq confirmed receipt of the plan to regain compliance with the Stockholders’ Equity Requirement and informed us they would contact us with any further questions. As of the date of this prospectus, the Company has not received any further response from Nasdaq. There is no guaranty that Nasdaq will accept our plan of compliance.

If, for any reason, Nasdaq should delist our Common Stock from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our Common Stock;
●	the market price of our Common Stock;
●	we will become a “penny stock”, which will make trading of our Common Stock much more difficult;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our Common Stock;
●	the number of investors in general that will consider investing in our Common Stock;
●	the number of market makers in our Common Stock;
●	the availability of information concerning the trading prices and volume of our Common Stock; and
●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein contain forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary” and “Risk Factors,” as well as in those sections of our 2024 Annual Report entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for making each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements are subject to considerable risks and uncertainties, as well as other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements, including:

●	overall strength and stability of general economic conditions and of the electronic video game industry in the United States and globally;

●	changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

●	changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

●	our ability to generate consistent revenue;

●	our ability to effectively execute our business plan;

●	changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●	our ability to effectively market our services;

●	costs and risks associated with litigation;

●	our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●	our ability to obtain and enter into new licensing agreements with game publishers and owners;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

●	interest rates and the credit markets; and

●	other risks described from time to time in periodic and current reports that we file with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the section entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have only a limited operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend and do not undertake an obligation to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus and the documents incorporated herein or therein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

THE EQUITY PURCHASE TRANSACTION

Equity Purchase Agreement

On July 10, 2025 (the “Execution Date”), the Company entered into an equity purchase agreement (“Equity Purchase Agreement”) with the Selling Stockholder. Under the Equity Purchase Agreement, the Company has the right, but not the obligation, to direct the Investor to purchase up to $20,000,000 (the “Maximum Commitment Amount”) in shares of common stock, par value $0.001 per share (“Common Stock”) of the Company, which would represent approximately 5,714,286 shares based on the closing price of our shares on the Nasdaq Capital Market on August 27, 2025 of $3.50, upon satisfaction of certain terms and conditions contained in the Equity Purchase Agreement, including, without limitation, an effective registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) registering the resale of the shares of Put Stock (defined below) and the shares of Commitment Stock (defined below) and additional shares to be sold to the Investor from time to time under the Equity Purchase Agreement. The term of the Equity Purchase Agreement began on the Execution Date and ends on the earlier of (i) the date on which the Investor shall have purchased shares of Common Stock pursuant to this Agreement (“Put Stock”) equal to the Maximum Commitment Amount, (ii) the date that is thirty-six (36) months from the date the Registration Statement is declared effective, (iii) written notice of termination by the Company to the Investor (which shall not occur until prior to the 30 days after of the then most recent Put), or (iv) written notice of termination by the Investor to the Company (the “Commitment Period”).

During the Commitment Period, the Company may direct the Investor to purchase shares of Put Stock by delivering a notice (a “Put Notice”) to the Investor. The Company shall, in its sole discretion, select the number of shares of Put Stock requested by the Company in each Put Notice. However, such amount may not exceed the Maximum Put Amount (as defined below). The purchase price to be paid by the Investor for the shares of Put Stock will be 92% of the lowest trade (the “Purchase Price”, and the lowest trade, the “Valuation Price”) during the three consecutive trading days following the Put Notice date (the “Valuation Period”), minus certain clearing costs of the Selling Stockholder (“Clearing Costs”) equal to 6% of the Purchase Price. After giving effect to the price of the Clearing Costs, the amount the Company will receive for each share of Put Stock is equal to 86.5% of the Valuation Price. The table below illustrates the hypothetical sale of 100,000 shares of Put Stock to the Selling Stockholder at assumed, hypothetical Valuation Prices of $5.00, $4.00, $3.00, and $2.00:

Number of shares in Put Notice	Lowest Trade during Valuation Period ($)	Purchase Price Per Share (1)	Clearing Costs (2)	Proceeds Received by the Company (3)
100,000	$5.00	$4.60	$0.28	$432,000
100,000	$4.00	$3.68	$0.22	$346,000
100,000	$3.00	$2.76	$0.17	$259,000
100,000	$2.00	$1.84	$0.11	$173,000

(1) 92% of the lowest Trade

(2) 6% of the Purchase Price

(3) Calculated by subtracting the Clearing Costs from the Purchase Price, then multiplied by the number of shares in the Put Notice

The “Maximum Put Amount” for which the Company may direct the Selling Stockholder to purchase in a Put Notice is equal to the lesser of (i) 75% of the average daily trading volume over the five trading days preceding the applicable date a Put Notice is delivered (the “Put Date”), (ii) 25% of the average daily trading volume on the applicable Put Date, and (iii) number of shares equal to the quotient (rounded up or down to the nearest whole number) obtained by dividing (x) 250,000 by (y) the last closing price on the applicable Put Date (in each case to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the applicable period); provided, however, following the Put Date in respect of any Put, at any time during the Valuation Period relating to such Put, the Company and the Selling Stockholder may agree to increase the amount of Put Shares relating to such Put up to 10 times the Maximum Put Amount, with such mutual agreement to be made, if at all, after the relevant Put Notice is delivered and before the expiration of the Valuation Period.

The Equity Purchase Agreement does not contain a limitation as to the minimum Purchase Price for which the Company can sell shares to the Selling Stockholder. As such, there is no limit on the number of shares of Common Stock that the Company may sell to the Selling Stockholder thereunder. The Selling Stockholder is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and after the issuance of Common Stock to the Selling Stockholder, the Selling Stockholder may, in turn, sell such shares to investors in the market, subject to certain conditions. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to the Selling Stockholder to raise the same amount of funds, as our stock price declines. The following table discloses the number of shares of Common Stock issuable under the Equity Purchase Agreement at the current market price, and if the market price drops 25%, 50%, and 75%.

	100% of Current Stock Price (1)	25% Decrease in Stock Price (1)	50% Decrease in Stock Price (1)	75% Decrease in Stock Price (1)
Total No. of Shares Required to Raise $20,000,000	5,714,286	7,619,048	11,428,572	22,857,143

(1) Based on a price of $3.50 per share

There are no assurances that the price of Common Stock will appreciate, depreciate, or remain at the same price as a result of stock sales under the Equity Purchase Agreement, however, if there is a 25% to 75% decline in stock value pricing, the Company’s stockholders may suffer substantial dilution.

As of August 27, 2025, there were 1,114,014 shares of our Common Stock outstanding, of which 1,108,759 shares were held by non-affiliates. Although the Equity Purchase Agreement provides that we may sell up to $20.0 million of our Common Stock to the Selling Stockholder, only 6,014,286 shares of our Common Stock are being offered under this prospectus, which represents the Commitment Stock and up to 5,714,286 shares which may be issued to the Selling Stockholder in the future under the Equity Purchase Agreement, if and when we sell shares to the Selling Stockholder under the Equity Purchase Agreement. If all of the 6,014,286 shares offered by the Selling Stockholder under this prospectus were issued and outstanding, such shares would represent approximately 84.3% of the total number of shares of our Common Stock outstanding and approximately 84.4% of the total number of outstanding shares held by non-affiliates, in each case as of June 30, 2025. Depending on the price per share at which we sell shares to the Selling Stockholder under the Equity Purchase Agreement, we may need to sell more shares to the Selling Stockholder than are offered under this prospectus to receive aggregate gross proceeds equal to the $20.0 million total commitment of the Selling Stockholder under the Equity Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares of our Common Stock. The number of shares ultimately offered for resale by the Selling Stockholder will depend upon the number of shares we elect to sell to the Selling Stockholder under the Equity Purchase Agreement. Sales of our Common Stock to the Selling Stockholder by us under the Equity Purchase Agreement could result in substantial dilution to our stockholders.

Under applicable rules of The Nasdaq Stock Market, in no event may we issue or sell to the Selling Stockholder under the Equity Purchase Agreement more than 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Equity Purchase Agreement, which is 176,777 shares (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares in excess of the Exchange Cap (the “Stockholder Approval”), or (ii) the average price of all applicable sales of our Common Stock to the Selling Stockholder under the Equity Purchase Agreement equals or exceeds $5.361 per share (which represents the lower of (A) the official closing price of our Common Stock on Nasdaq immediately preceding the signing of the Equity Purchase Agreement and (B) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement), such that issuances and sales of Common Stock to the Selling Stockholder under the Equity Purchase Agreement would not be subject to the Exchange Cap under applicable Nasdaq rules. The Exchange Cap shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Principal Market, including the Commitment Stock. As such, the Company can not issue any shares until such time as Stockholder Approval is received, which, pursuant to the Equity Purchase Agreement, the Company shall use its best efforts to obtain such Stockholder Approval to issue shares in excess of the Exchange Cap within 90 days after the date of the Equity Purchase Agreement. In any event, the Equity Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Equity Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Equity Purchase Agreement also prohibits us from directing the Selling Stockholder to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Stockholder and its affiliates, would result in the Selling Stockholder and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap. The Selling Stockholder, upon written notice to us, may increase the Beneficial Ownership Cap to up to 9.99%. Any increase in the Beneficial Ownership Cap will not be effective until the 61st day after such written notice is delivered to us.

Pre-Funded Warrant

As consideration for the Selling Stockholder’s execution and delivery of, and performance under the Equity Purchase Agreement, on the Execution Date, the Company in its discretion, shall (i) pay to the Investor in cash $600,000 (“Commitment Cash”) or (ii) issue a mixture of shares of common stock and pre-funded warrants to purchase common stock (the “Pre-Funded Warrant”) to the Investor in a form acceptable to the Investor in its sole discretion and having an exercise price per share of $0.001 (the “Commitment Stock”) having a value of $600,000 based on closing price of the Common Stock on July 9, 2025, per the formula in the Pre-Funded Warrant. All of the shares of Commitment Stock were fully earned as of the Execution Date, and the issuance of the shares of Commitment Stock is not contingent upon any other event or condition, including, without limitation, the effectiveness of the Initial Registration Statement (defined below) or the Company’s submission of a Put Notice to the Investor and irrespective of any termination of the Equity Purchase Agreement.

On the execution date, the Company issued the Selling Stockholder a Pre-Funded Warrant to purchase 300,000 shares of Common Stock, subject to adjustment to that number of underlying shares with a value of $600,000 (per the formula in the Pre-Funded Warrant), as determined on the date that is twenty one (21) days after this registration statement becomes effective (the “Reduction Date”). Pursuant to the terms of the Pre-Funded Warrant, in the event the aggregate Warrant Value (as defined below) of all the shares underlying the Pre-Funded Warrants (the “Warrant Shares”) exceeds $600,000, the number of Warrant Shares acquirable thereunder shall be reduced so that the aggregate Warrant Value is $600,000. As determined by the formula set forth in the Pre-Funded Warrant, the “Warrant Value” shall be the lessor of (i) $6.63 (the closing price of the Common Stock on Nasdaq on the Effective Date) (the “Issuance Day Price”); or (ii) the average of the closing price of the Common Stock on Nasdaq for the 20 trading days prior to the Reduction Date. If the aggregate Warrant Value of all the Warrant Shares on the Reduction Date is less than $600,000, no changes in the number of Warrant Shares acquirable hereunder shall be made. The table below discloses the adjustment to the number of Warrant Shares underlying the Pre-Funded Warrant if the Company’s Common Stock on the Reduction Date is (i) the Issuance Day Price, (ii) $5.00, and (iii) $2.50.

Aggregate Value of Warrants	Warrant Value	Number of Warrant Shares reduced	Adjusted Number of Shares on Reduction Date
$600,000.00	$6.63	209,052	90,948
$600,000.00	$5.00	480,000	120,000
$600,000.00	$2.50	60,000	240,000

We also agreed to reimburse the Selling Stockholder for certain out-of-pocket expenses incurred in connection with the transactions contemplated under the Equity Purchase Agreement (including its legal fees and expenses), in an aggregate amount of approximately $25,000. The Pre-Funded Warrant may not be exercised if the aggregate number of shares of the Common Stock beneficially owned by the holder would exceed 4.99% immediately after exercise thereof, which ownership cap may be increased by the holder up to 9.99% upon 61 days’ prior notice (the “Beneficial Ownership Limitation”).

Registration Rights Agreement

In connection with the Equity Purchase Agreement, we entered into a Registration Rights Agreement with the Selling Stockholder (the “Registration Rights Agreement”), pursuant to which we agreed to file the registration statement of which this prospectus forms a part (the “Initial Registration Statement”).

The foregoing is a description of the material terms of the Equity Purchase Agreement, Pre-Funded Warrant and Registration Rights Agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Equity Purchase Agreement, Pre-Funded Warrant and Registration Rights Agreement, including the definitions of certain terms used therein filed, copies of which are filed as exhibits to this Registration Statement (of which this prospectus forms a part) and are incorporated herein by reference. We urge you to read these documents because they, and not this description, define your rights as the investor thereunder. You may request copies of these agreements, and related ancillary documents, as set forth under the section titled “Where You Can Find Additional Information.”

SELLING STOCKHOLDER

This prospectus relates to the resale by the Selling Stockholder identified in the table below, or by the future transferees, pledgees, assignees, distributees, donees or successors-in-interest of or from any such stockholders, of the shares of Common Stock. The Selling Stockholder listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholder” in this prospectus, we refer to the stockholder listed in the table below, and the pledgees, donees, transferees or other successors-in-interest that hold any of the Selling Stockholder’ interest in the shares of Common Stock after the date of this prospectus.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by the Selling Stockholder. The number of shares beneficially owned by the Selling Stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 1,114,014 shares of Common Stock issued and outstanding as of August 27, 2025, and includes the shares of Common Stock subject to options, warrants or other rights held by such Selling Stockholder that are currently exercisable or will become exercisable within 60 days of August 27, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Name of Selling Stockholder (1)	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
	Number	Percent	Prospectus(2)	Number(3)	Percent(4)
Yield Point NY, LLC (5)(6)	300,000	4.99%	5,714,286	0	-%

(1)

Information concerning named selling stockholders or future transferees, pledgees, assignees, distributees, donees or successors of or from any such stockholder or others who later hold any selling stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material.  In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)

This registration statement of which this prospectus forms a part is registering (i) $20.0 million shares of Common Stock for resale, pursuant to the Equity Purchase Agreement, which, based on the closing price of our shares of Common Stock on Nasdaq of $3.50 per share on August 27, 2025, would represent approximately 5,714,286 shares; and (ii) and 300,000 shares of Common Stock issuable upon conversion of the Pre-Funded Warrants.

(3)	Assumes the issuance and sale of all shares of our common stock being offered for resale pursuant to this prospectus.

(4)

Applicable percentage ownership is based on 1,114,014 shares of Common Stock issued and outstanding as of August 27, 2025. The Equity Purchase Agreement contains limitations that prevent the Selling Stockholder from purchasing shares that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99% of all of the Common Stock outstanding at such time (which percentage, upon notice by the investor to the Company, may be decreased or increased by the Selling Stockholder, but in no event shall exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock). The number of shares in the third column reflects this limitation.

(5)

In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the Equity Purchase Agreement, because the issuance of such shares is subject to conditions contained in the Equity Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of shares of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Equity Purchase Agreement. Also, the Equity Purchase Agreement prohibits us from issuing and selling any shares of Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Common Stock to exceed the Beneficial Ownership Limitation as defined in the Equity Purchase Agreement.

(6)

The business address of Yield Point NY, LLC is 23 Tammy Rd, Spring Valley, NY 10977. As manager of Yield Point NY, LLC, Ari Kluger may be deemed to be the beneficial owner of the shares reported herein.

PLAN OF DISTRIBUTION

The Selling Stockholder, and any of the Selling Stockholder’ pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 under the Securities Act or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The Selling Stockholder has represented to us that at no time prior to the Equity Purchase Agreement has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. The Selling Stockholder agreed that during the Commitment Period of the Equity Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder is an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 under the Securities Act rather than under this prospectus. The Selling Stockholder have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We agreed to keep this prospectus effective until the earliest of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Stockholder. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the nominal amount of the exercise price of $0.001 per Pre-Funded Warrant.

The Selling Stockholder will pay all incremental selling expenses relating to the sale of the Selling Stockholder’ shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

DILUTION

As of June 30, 2025, the net tangible book value of our Common Stock was approximately ($8.8 million), or ($9.98) per share of Common Stock based on 884,699 shares of our Common Stock issued and outstanding. Net tangible book value per share as of a particular date represents common equity less intangible assets and goodwill, divided by the number of shares of our Common Stock outstanding.

After giving effect to (i) the issuance of 5,714,286 shares of our Common Stock at an assumed offering price of $3.50 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on August 27, 2025, and (ii) issuance of 300,000 shares of Commitment Stock, after deducting placement agent fees, clearing costs and other estimated offering expenses payable by us, the pro forma net tangible book value as of June 30, 2025 would have been approximately $8.4 million or $1.22 per share. This represents an immediate increase in the net tangible book value of $11.20 per share to existing stockholders and an immediate dilution of $2.28 per share to the investors purchasing shares of our Common Stock in this offering at the assumed offering price.

The following table illustrates the dilution in net tangible book value per share as a result of this offering:

Public offering price per share		$3.50

Net tangible book value per share as of June 30, 2025	$(9.98)
Increase in pro forma, as adjusted net tangible book value per share after giving effect to this offering	$11.20

Pro forma net tangible book value per share as of June 30, 2025		$1.22

Dilution per share to new investors in this offering		$2.28

For purposes of calculating pro forma, as adjusted net tangible book value, the number of shares of our Common Stock outstanding prior to and after this offering is based on 884,699 shares of Common Stock outstanding as of June 30, 2025, assumes the issuance of 6,014,286 shares of our Common Stock in connection with this Offering, and excludes:

●	28,145 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase our Common Stock, with a weighted average exercise price of $87.77 per share;

●

32,665 shares of Common Stock issuable upon exercise of outstanding stock options under our 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), with a weighted average exercise price of $5.08 per share;

●	28,814 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	45,954 shares of Common Stock issuable upon the exercise of certain Underwriter warrants to purchase our Common Stock, with a weighted average exercise price of $109.77; and

●

246,525 shares of Common Stock issuable upon the conversion of the Company’s Series AA Convertible Preferred Stock, Series AA-3 Convertible Preferred Stock, Series AA-4 Convertible Preferred Stock, Series AA-5 Convertible Preferred Stock, Series AAA Convertible Preferred Stock, Series AAA-2 Convertible Preferred Stock, Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred and Series AAA-4 JR Preferred,

●

768,849 shares of Common Stock issuable upon conversion of the Company’s Series AAAA Junior Convertible Preferred Stock, issued in July 2025, pursuant to the Trust Agreement and the Preferred Exchange Agreements.

●

659,968 shares of Common Stock issuable upon conversion of the Senior Secured Convertible Notes issued in connection with the Note Offerring, at a conversion price of $6.81 per share, and (ii) 659,968 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants issued in connection with the Note Offerring, at an exercise price of $5.361 per share

●	44,128 shares of Common Stock and pre-funded warrants to purchase 173,023 shares of Common Stock issued to Agile in July 2025, pursuant to the Exchange Agreement.

To the extent that any of the foregoing are exercised, converted and/or vested, investors participating in the Offering will experience further dilution.

DESCRIPTION OF SECURITIES

General

Our Amended and Restated Certificate of Incorporation (our “Charter”) authorizes the issuance of up to 400,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Summary of Securities

The following description summarizes certain terms of our capital stock. Because this description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our Charter and Amended and Restated Bylaws (our “Bylaws”), which are included as exhibits to this prospectus, and to the applicable provisions of Delaware law.

Common Stock

Our Charter currently authorizes the issuance of up to 400,000,000 shares of Common Stock. As of August 27, 2025, there were 1,114,014 shares of our Common Stock issued and outstanding, which were held by approximately 360 stockholders of record. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Neither our Charter nor our Bylaws provide for cumulative voting rights.

Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

Preferred Stock

As of the date of this prospectus, the following shares of Preferred Stock outstanding: (i) 3,639 shares of Series AA Convertible Preferred Stock, par value $0.001 per share (the “Series AA Preferred”); (ii) zero shares of Series AA-2 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-2 Preferred”); (iii) 25 shares of Series AA-3 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-3 Preferred”); (iv) 500 shares of Series AA-4 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-4 Preferred”); (v) 50 shares of Series AA-5 Convertible Preferred Stock, par value $0.001 per share (the “Series AA-5 Preferred”), (vi) 7,245 shares of Series AAA Convertible Preferred Stock, par value $0.001 per share (the “Series AAA Preferred”); (vii) 3,148 shares of Series AAA-2 Convertible Preferred Stock, par value $0.001 per share (the “Series AAA-2 Preferred”); (viii) 352 shares of Series AAA Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA JR Preferred”); (ix) 441 shares of Series AAA-2 Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA-2 JR Preferred”); (x) 627 shares of Series AAA-3 Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAA-3 JR Preferred”); (xi) 399 shares of Series AAA-4 Junior Convertible Preferred Stock, par value $0.001 per share (the “Series AAA-4 JR Preferred”); and (xii) 2,798,399 shares of Series AAAA Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAAA JR Preferred”, and, collectively with the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred, Series AAA-2 Preferred, Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, and Series AAA-4 JR Preferred (the “Preferred Stock”).The rights and preferences associated with each series are summarized below.

Series AA Preferred

On April 19, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series AA Preferred Stock, par value $0.001 per share (the “Series AA Preferred”) (the “Series AA Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 3,639 shares of Series AA Preferred outstanding.

Conversion and Rank

Each share of Series AA Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $9.43, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA Preferred if the volume-weighted average price of the Company’s Common Stock over the previous 10 days as reported on the NASDAQ Capital Market (the “VWAP”), equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

The Series AA Preferred ranks senior to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred, and ranks pari passu to the Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred.

Conversion Restriction

At no time may a holder of shares of Series AA Preferred convert shares of the Series AA Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA Preferred delivered to the Company pursuant to the terms of the Series AA Certificate of Designations prior to the issuance of any shares of Series AA Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA Preferred, (b) increasing the number of authorized shares of Series AA Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA Preferred together with holders of Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred and Series AA-5 Preferred, will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-2 Preferred

On April 20, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-2 Preferred Stock (the “Series AA-2 Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were zero shares of Series AA-2 Preferred outstanding.

Conversion and Rank

Each share of Series AA-2 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-2 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-2 Preferred to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price is $10.43, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-2 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-2 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-2 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

The Series AA-2 Preferred ranks senior to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA JR Preferred, and ranks pari passu to the Series AA Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred.

Conversion Restriction

At no time may a holder of shares of Series AA-2 Preferred convert shares of the Series AA-2 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-2 Preferred delivered to the Company pursuant to the terms of the Series AA-2 Certificate of Designations prior to the issuance of any shares of Series AA-2 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-2 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-2 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-2 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-2 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-2 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-2 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-2 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-2 Preferred, (b) increasing the number of authorized shares of Series AA-2 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-2 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-2 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-2 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-2 Preferred together with holders of Series AA Preferred, Series AA-3 Preferred, Series AA-4 Preferred and Series AA-5 Preferred, will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-3 Preferred

On April 28, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-3 Preferred Stock (the “Series AA-3 Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 25 shares of Series AA-3 Preferred outstanding.

Conversion and Rank

Each share of Series AA-3 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-3 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-3 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $9.50, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-3 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-3 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-3 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

The Series AA Preferred ranks senior to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA JR Preferred, and ranks pari passu to the Series AA Preferred, Series AA-2 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred.

Conversion Restriction

At no time may a holder of shares of Series AA-3 Preferred convert shares of the Series AA-3 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-3 Preferred delivered to the Company pursuant to the terms of the Series AA-3 Certificate of Designations prior to the issuance of any shares of Series AA-3 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-3 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-3 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-3 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-3 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-3 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-3 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-3 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-3 Preferred, (b) increasing the number of authorized shares of Series AA-3 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-3 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-3 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-3 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-3 Preferred together with holders of Series AA Preferred, Series AA-2 Preferred, Series AA-4 Preferred and Series AA-5 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-4 Preferred

On May 5, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-4 Preferred Stock (the “Series AA-4 Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 500 shares of Series AA-4 Preferred outstanding.

Conversion and Rank

Each share of Series AA-4 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-4 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-4 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $9.284, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-4 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-4 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-4 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

The Series AA-4 Preferred ranks senior to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA JR Preferred, and ranks pari passu to the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred.

Conversion Restriction

At no time may a holder of shares of Series AA-4 Preferred convert shares of the Series AA-4 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-4 Preferred delivered to the Company pursuant to the terms of the Series AA-4 Certificate of Designations prior to the issuance of any shares of Series AA-4 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-4 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-4 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-4 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-4 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-4 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-4 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-4 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-4 Preferred, (b) increasing the number of authorized shares of Series AA-4 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-4 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-4 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-4 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-4 Preferred together with holders of Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred and Series AA-5 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AA-5 Preferred

On May 26, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AA-5 Preferred Stock (the “Series AA-4 Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 50 shares of Series AA-5 Preferred outstanding.

Conversion and Rank

Each share of Series AA-5 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AA-5 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AA-5 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $10.60, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AA-5 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AA-5 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AA-5 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

The Series AA-5 Preferred ranks senior to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA JR Preferred, and ranks pari passu to the Series AA Preferred Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AAA Preferred and Series AAA-2 Preferred.

Conversion Restriction

At no time may a holder of shares of Series AA-5 Preferred convert shares of the Series AA-5 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AA-5 Preferred delivered to the Company pursuant to the terms of the Series AA-5 Certificate of Designations prior to the issuance of any shares of Series AA-5 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AA-5 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AA-5 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AA-5 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AA-5 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AA-5 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AA-5 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AA-5 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AA-5 Preferred, (b) increasing the number of authorized shares of Series AA-5 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AA-5 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AA-5 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AA-5 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AA-5 Preferred together with holders of Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, and Series AA-4 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AAA Preferred

On November 30, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA Preferred Stock (the “Series AAA Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 7,245 shares of Series AAA Preferred outstanding.

Conversion and Rank

Each share of Series AAA Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.674, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AAA Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AAA Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AAA Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

The Series AAA Preferred ranks senior to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred, and ranks pari passu to the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, and Series AAA-2 Preferred.

Conversion Restriction

At no time may a holder of shares of Series AAA Preferred convert shares of the Series AAA Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA Preferred delivered to the Company pursuant to the terms of the Series AAA Certificate of Designations prior to the issuance of any shares of Series AAA Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AAA Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA Preferred, (b) increasing the number of authorized shares of Series AAA Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA Preferred together with holders of Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred and Series AAA-2 Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AAA-2 Preferred

On December 22, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA-2 Preferred Stock (the “Series AAA-2 Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 3,148 shares of Series AAA-2 Preferred outstanding.

Conversion and Rank

Each share of Series AAA-2 Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA-2 Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA-2 Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.71, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). In addition, subject to beneficial ownership and primary market limitations, on the one year anniversary of the Series AAA-2 Effective Date, the Company may, in its discretion, convert (y) 50% of the outstanding shares of Series AAA-2 Preferred if the VWAP, equals at least 250% of the Conversion Price, or (z) 100% of the outstanding shares of Series AAA-2 Preferred if and only if the VWAP equals at least 300% of the Conversion Price.

The Series AAA-2 Preferred ranks senior to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred, and ranks pari passu to theSeries AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, and Series AAA Preferred.

Conversion Restriction

At no time may a holder of shares of Series AAA-2 Preferred convert shares of the Series AAA-2 Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA-2 Preferred delivered to the Company pursuant to the terms of the Series AAA-2 Certificate of Designations prior to the issuance of any shares of Series AAA-2 Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA-2 Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA-2 Preferred then held by such holder on the 12- and 24-month anniversaries of the Series AAA-2 Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA-2 Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA-2 Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA-2 Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA-2 Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA-2 Preferred, (b) increasing the number of authorized shares of Series AAA-2 Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA-2 Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA-2 Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA-2 Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA-2 Preferred together with holders of Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred and Series AAA Preferred will be entitled to first receive distributions out of the Company’s assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock (after the payment to any senior security, if any).

Series AAA JR Preferred

On June 26, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA Junior Preferred Stock (the “Series AAA JR Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 352 shares of Series AAA JR Preferred outstanding.

Conversion and Rank

Each share of Series AAA JR Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA JR Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA JR Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.25, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). The Series AAA Jr Preferred ranks Junior to the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred, and ranks pari passu to the Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred.

Conversion Restriction

At no time may a holder of shares of Series AAA JR Preferred convert shares of the Series AAA JR Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA JR Preferred delivered to the Company pursuant to the terms of the Series AAA JR Certificate of Designations prior to the issuance of any shares of Series AAA JR Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA JR Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA JR Preferred then held by such holder on the 30-, 60- and 90-day anniversaries of the Series AAA JR Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA JR Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA JR Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA JR Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA JR Preferred Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA JR Preferred, (b) increasing the number of authorized shares of Series AAA JR Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA JR Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA JR Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA JR Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA JR Preferred together with holders of Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred shall rank junior to holders of the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred (the “Senior Securities”). After payment is made to holders of the Senior Securities, holders of Series AAA JR Preferred, together with holders of Series AAA-2 JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred, will be entitled to receive distributions out of the Company’s remaining assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock.

Series AAA-2 JR Preferred

On July 10, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA-2 Junior Preferred Stock (the “Series AAA-2 JR Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 441 shares of Series AAA-2 JR Preferred outstanding.

Conversion and Rank

Each share of Series AAA-2 JR Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA-2 JR Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA-2 JR Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.25, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). The Series AAA-2 Jr Preferred ranks Junior to the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred, and ranks pari passu to the Series AAA JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred.

Conversion Restriction

At no time may a holder of shares of Series AAA-2 JR Preferred convert shares of the Series AAA-2 JR Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA-2 JR Preferred delivered to the Company pursuant to the terms of the Series AAA-2 JR Certificate of Designations prior to the issuance of any shares of Series AAA-2 JR Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA-2 JR Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA-2 JR Preferred then held by such holder on the 30-, 60- and 90-day anniversaries of the Series AAA-2 JR Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA-2 JR Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA-2 JR Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA-2 JR Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA-2 JR Preferred Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA-2 JR Preferred, (b) increasing the number of authorized shares of Series AAA-2 JR Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA-2 JR Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA-2 JR Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA-2 JR Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA-2 JR Preferred together with holders of Series AAA JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred shall rank junior to holders of the Senior Securities. After payment is made to holders of the Senior Securities, holders of Series AAA-2 JR Preferred, together with holders of Series AAA JR Preferred, Series AAA-3 JR Preferred, Series AAA-4 JR Preferred and Series AAAA Preferred, will be entitled to receive distributions out of the Company’s remaining assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock.

Series AAA-3 JR Preferred

On September 20, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA-3 Junior Preferred Stock (the “Series AAA-3 JR Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 627 shares of Series AAA-3 JR Preferred outstanding.

Conversion and Rank

Each share of Series AAA-3 JR Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA-3 JR JR Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA-3 JR Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.25, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). The Series AAA-3 Jr Preferred ranks Junior to the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred, and ranks pari passu to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-4 JR Preferred and Series AAAA JR Preferred.

Conversion Restriction

At no time may a holder of shares of Series AAA-3 JR Preferred convert shares of the Series AAA-3 JR Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA-3 JR Preferred delivered to the Company pursuant to the terms of the Series AAA-3 JR Certificate of Designations prior to the issuance of any shares of Series AAA-3 JR Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA-3 JR Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA-3 JR Preferred then held by such holder on the 30-, 60- and 90-day anniversaries of the Series AAA-3 JR Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA-3 JR Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA-3 JR Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA-3 JR Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA-3 JR Preferred Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA-3 JR Preferred, (b) increasing the number of authorized shares of Series AAA-3 JR Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA-3 JR Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA-3 JR Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA-3 JR Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA-3 JR Preferred together with holders of Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-4 JR Preferred and Series AAAA JR Preferred shall rank junior to holders of the Senior Securities. After payment is made to holders of the Senior Securities, holders of Series AAA-3 JR Preferred, together with holders of Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred and Series AAAA JR Preferred, will be entitled to receive distributions out of the Company’s remaining assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock.

Series AAA-4 JR Preferred

On September 30, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAA-4 Junior Preferred Stock (the “Series AAA-4 JR Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 399 shares of Series AAA-4 JR Preferred outstanding.

Conversion and Rank

Each share of Series AAA-4 JR Preferred is convertible at the option of the holder, subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAA-4 JR JR Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAA-4 JR Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $1.25, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). The Series AAA-4 Jr Preferred ranks Junior to the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred, and ranks pari passu to the Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred and Series AAAA JR Preferred

Conversion Restriction

At no time may a holder of shares of Series AAA-4 JR Preferred convert shares of the Series AAA-4 JR Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAA-4 JR Preferred delivered to the Company pursuant to the terms of the Series AAA-4 JR Certificate of Designations prior to the issuance of any shares of Series AAA-4 JR Preferred Stock, 9.99%).

Dividend Rights

Holders of the Series AAA-4 JR Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the Series AAA-4 JR Preferred then held by such holder on the 30-, 60- and 90-day anniversaries of the Series AAA-4 JR Effective Date.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAA-4 JR Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAA-4 JR Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAA-4 JR Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAA-4 JR Preferred Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAA-4 JR Preferred, (b) increasing the number of authorized shares of Series AAA-4 JR Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAA-4 JR Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAA-4 JR Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA-4 JR Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAA-4 JR Preferred together with holders of Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred and Series AAAA JR Preferred shall rank junior to holders of the Senior Securities. After payment is made to holders of the Senior Securities, holders of Series AAA-4 JR Preferred, together with holders of Series AAA JR Preferred, Series AAA-2 JR Preferred, Series AAA-3 JR Preferred and Series AAAA JR Preferred will be entitled to receive distributions out of the Company’s remaining assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock.

Series AAAA JR Preferred

On July 11, 2025, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series AAAA Junior Preferred Stock (the “Series AAAA JR Certificate of Designation”) with the State of Delaware. As of August 27, 2025, there were 2,798,3992 shares of Series AAAA JR Preferred outstanding.

Conversion and Rank

Each share of Series AAAA JR Preferred is convertible at the option of the holder, expressly subject to a minimum of one percent (1.0%) of the Series AAAA Junior Preferred Stock not permitted to be converted until on or after January 1, 2026, and subject to certain beneficial ownership limitations and primary market limitations as set forth in the Series AAAA JR Preferred Certificate of Designation, into such number of shares of the Company’s Common Stock equal to the number of Series AAAA JR Preferred Preferred to be converted, multiplied by the Stated Value, divided by the conversion price in effect at the time of the conversion (the initial conversion price is $4.91, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). The Series AAAA JR Preferred ranks Junior to the Series AA Preferred, Series AA-2 Preferred, Series AA-3 Preferred, Series AA-4 Preferred, Series AA-5 Preferred, Series AAA Preferred and Series AAA-2 Preferred, and ranks pari passu to the Series AAA JR Preferred, Series AAA-2 JR Preferred and Series AAA-3 JR Preferred.

Conversion Restriction

At no time may a holder of shares of Series AAAA JR Preferred convert shares of the Series AAAA JR Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (or, at the written election of any holder of Series AAAA JR Preferred delivered to the Company pursuant to the terms of the Series AAAA JR Certificate of Designations prior to the issuance of any shares of Series AAAA JR Preferred Stock, 9.99%).

Mandatory Conversion

To the extent less than ninety-five percent (95%) of a Holder’s originally issued Series AAAA JR Preferred stock has not been converted into common stock on or before September 29, 2025, in such event the Company will, on September 30, 2025, mandatorily convert the lesser of (i) the remaining portion of a Holder’s Series AAAA JR Preferred such that Holder will retain not more than five percent (5.0%) of the originally issued Series AAAA JR Preferred stock, or (ii) the maximum percentage of a Holder’s Series AAAA JR Preferred such that Holder will hold not more than 9.99% of the issued and outstanding common stock of the Company following the conversion. If applicable, on October 31, 2025, November 30, 2025 and/or December 31, 2025, the Company will mandatorily convert the Holder’s Series AAAA JR Preferred Stock in the manner described in subsections (i) and (ii) immediately above. Notwithstanding anything to the contrary herein, in no event will a mandatory conversion pursuant to this Section 6(b) cause the Holder to hold less than 1% of the Series AAAA JR Preferred Stock on January 1, 2026 without such Holder’s consent.

Dividend Rights

Holders of the Series AAAA JR Preferred will be entitled to receive dividends, subject to the beneficial ownership and primary market limitations, payable in the form of that number of shares of Common Stock equal to (i) on January 1, 2026, sixty percent (60%) of the number of shares of Common Stock issued or issuable upon conversion of the Series AAAA Junior Preferred Stock originally acquired by such Holder.  In addition, subject to the beneficial ownership and primary market limitations, holders of Series AAAA JR Preferred will be entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. Notwithstanding the foregoing, to the extent that a holder’s right to participate in any dividend in shares of Common Stock to which such holder is entitled would result in such holder exceeding the beneficial ownership and primary market limitations, then such holder shall not be entitled to participate in any such dividend to such extent and the portion of such shares that would cause such holder to exceed the beneficial ownership and primary market limitations shall be held in abeyance for the benefit of such holder until such time, if ever, as such holder’s beneficial ownership thereof would not result in such holder exceeding the beneficial ownership and primary market limitations.

Voting Rights

The Series AAAA JR Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class, subject to the beneficial ownership and primary market limitations, except that holders of Series AAAA JR Preferred shall vote as a separate class with respect to (a) amending, altering, or repealing any provision of the Series AAAA JR Preferred Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series AAAA JR Preferred, (b) increasing the number of authorized shares of Series AAAA JR Preferred, (c) authorizing or issuing an additional class or series of capital stock that ranks senior to or pari passu with the Series AAAA JR Preferred with respect to the distribution of assets on liquidation, (d) authorizing, creating, incurring, assuming, guaranteeing or suffering to exist any indebtedness for borrowed money of any kind in excess of $5 million, or (e) entering into any agreement with respect to the foregoing.  In addition, no holder of Series AAAA JR Preferred shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAAA JR Preferred into an amount in excess of the primary market limitations.

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series AAAA JR Preferred together with holders of Series AAA JR Preferred, Series AAA-2 JR Preferred and Series AAA-3 JR Preferred shall rank junior to holders of the Senior Securities. After payment is made to holders of the Senior Securities, holders of Series AAAA JR Preferred, together with holders of Series AAA JR Preferred, Series AAA-2 JR Preferred and Series AAA-3 JR Preferred, will be entitled to receive distributions out of the Company’s remaining assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock.

Anti-Takeover Matters

Charter and Bylaw Provisions

The provisions of Delaware law, our Charter, and our Bylaws include a number of provisions that may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our Bylaws provide that any vacancy on our Board may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Further, any directorship vacancy resulting from an increase in the size of our Board of Directors, may be filled by election of the Board of Directors, but only for a term continuing until the next election of directors by our stockholders.

No Cumulative Voting

The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless certificate of incorporation of the Company in which they own stock provides otherwise. Neither our Charter nor our Bylaws provide that our stockholders shall be entitled to cumulative voting.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum

Our Bylaws provide that Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Act, the Exchange Act, any other claim for which the federal courts have exclusive jurisdiction or concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SLE.”

Transfer Agent and Registrar

Our transfer agent is Issuer Direct Corporation, inclusive of its subsidiary Direct Transfer, LLC, whose address is One Glenwood Ave, Suite 1001, Raleigh, NC 27603 and its telephone number is (919) 744-2722.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The consolidated financial statements of our Company as of and for the years ended December 31, 2024 and 2023, incorporated in this prospectus by reference from our 2024 Annual Report, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our Common Stock is registered with the SEC under Section 12 of the Exchange Act and, accordingly, we are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC at www.sec.gov.

We maintain a website at http://www.superleague.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at the website of the SEC referenced above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The following documents filed by us with the Commission are incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025 as amended on April 30, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 15, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 14, 2025;

●	our Current Report on Form 8-K filed on January 8, 2025;

●	our Current Report on Form 8-K filed on February 14, 2025;

●	our Current Report on Form 8-K filed on April 3, 2025;

●	our Current Report on Form 8-K filed on April 11, 2025;

●	our Current Report on Form 8-K filed on May 6, 2025;

●	our Current Report on Form 8-K filed on May 12, 2025;

●	our Current Report on Form 8-K filed on May 15, 2025;

●	our Current Report on Form 8-K filed on May 16, 2025;

●	our Current Report on Form 8-K filed on May 22, 2025;

●	our Current Report on Form 8-K filed on May 30, 2025;

●	our Current Report on Form 8-K filed on June 2, 2025;

●	our Current Report on Form 8-K filed on June 10, 2025;

●	our Current Report on Form 8-K filed on June 20, 2025;

●	our Current Report on Form 8-K filed on July 7, 2025;

●	our Current Report on Form 8-K filed on July 8, 2025;

●	our Current Report on Form 8-K filed on July 11, 2025;

●	our Current Report on Form 8-K filed on July 14, 2025; and

●

the description of our Common Stock which is registered under Section 12 of the Exchange Act, in our Registration Statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated herein by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Super League Enterprise, Inc.

2450 Colorado Ave., Suite 100E

Santa Monica, California 90404

(213) 421-1920

You can also find these filings on our website at www. superleague.com. We are not incorporating the information on our website other than these filings into this prospectus.

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

Up to a Maximum of 5,714,286 Shares of Common Stock

Up to 300,000 Shares of Common Stock Underlying a Pre-Funded Warrant

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Commission registration fee.

Amount

Commission Registration Fee	$3,492.15
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$15,000
Transfer Agent and Registrar fees and expenses	$2,000
Miscellaneous Expenses	$2,000
Total expenses	$37,492.15

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Charter and Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.  Each of the issuances below were made pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder.

On May 16, 2022, we entered into a Securities Purchase Agreement (the “2022 Note SPA”) with three accredited investors (the “2022 Note Investors”), pursuant to which we sold, and the Investor’s purchased, unsecured convertible promissory notes with an aggregate value of $4,320,000 (the “2022 Notes”), of which 8% is an original issue discount, accrued interest at a guaranteed annual rate of 9% per annum, convertible into shares of the Company’s Common Stock upon election of the holder of any 2022 Note at an initial conversion price of $3,200 (after giving effect to all reverse stock splits after the date of the 2022 Notes), subject to certain adjustments.  As of March 31, 2023, all amounts of principal and interest under the 2022 Notes under the Notes were fully paid, and none of the principal and interest due thereunder was converted into Common Stock.

Pursuant to the terms of the Bannerfy Purchase Agreement, $275,000 of the Bannerfy Closing Consideration (“Holdback Amount”), was withheld from the Bannerfy Closing Consideration to satisfy any indemnifiable losses incurred by the Company prior to the first anniversary of the Bannerfy Closing Date. The Company incurred no indemnifiable losses prior to the first anniversary of the Bannerfy Closing Date, and therefore on September 28, 2022, the Company released to the Sellers the Holdback Amount as follows: (i) $55,000 payable in the form of cash, and (ii) 67 shares of the Company’s common stock valued at $220,000. In addition, in August 2023, the Company issued 224 shares of the Company’s common stock, valued at $70,000, in connection with the assignment of the Bannerfy assets back to the original sellers.

Between November 22, 2022, and January 31, 2023, we entered into subscription agreements with accredited investors in connection with the sale of an aggregate of 12,622 shares of newly designated Series A, A-2, A-3, A-4 and A-5 Convertible Preferred Stock, each series having a $0.001 par value and a $1,000 purchase price, hereinafter collectively referred to as “Series A Preferred,” and the individual offerings of Series A Preferred stock, hereinafter, collectively referred to as the “Series A Offerings”, raising gross proceeds of $12.6 million, before fees.  In connection with the Series A Offerings, the Company issued to Aegis Capital Corp. (the “Placement Agent”), for its services of acting as the placement agent for the Series A Offering, warrants to purchase 4,063 shares of Common Stock, with exercise prices ranging from $304.00 to $536.00.

Between April 19, 2023 and May 26, 2023, we entered into subscription agreements with accredited investors in connection with the sale of an aggregate of 11,781 shares of newly designated Series AA, AA-2, AA-3, AA-4 and AA-5 Convertible Preferred Stock, each series having a $0.001 par value and a $1,000 purchase price, hereinafter collectively referred to as “Series AA Preferred,” and the individual offerings of Series AA Preferred stock hereinafter collectively referred to as the “Series AA Offerings”, raising gross proceeds of $11.8 million, before fees.  In connection with the Series AA Offerings, the Company issued to the Placement Agent warrants to purchase 4,184 shares of Common Stock, with exercise prices ranging from $368.00 to $424.00.

On March 19, 2024, the Company issued an aggregate of 12,500 shares of Common Stock, valued at $924,000 on the date of issuance, to the 2022 Note Investors in exchange for a mutual general release and settlement of a dispute surrounding certain terms of the 2022 Note SPA.

In April 2023, the Company issued 1,235 shares of common stock, valued at $548,000, in connection with the payment of accrued contingent consideration related to the acquisition of Superbiz in October 2021.

On December 5, 2023, we issued 738 shares of our common stock to Columbia Marketing Group, a consultant, in consideration for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as the issuance did not involve a public offering. No underwriters were involved in the transaction, and no commissions were paid.

On May 4, 2023, we issued 38,916 shares of Common Stock, valued at $750,000,  pursuant to an Asset Purchase Agreement (the “Melon Purchase Agreement”) with Melon, Inc., a Delaware corporation (“Melon”), as partial consideration for acquiring substantially all of the assets of Melon (the “Melon Acquisition”).  In connection with the Melon Purchase Agreement: (i) from May 2024, to April 2025, the Company issued to Melon an additional 2,697 shares of Common Stock pursuant to the terms of the Purchase Agreement upon the achievement of certain performance thresholds set forth therein; and (ii) the Company issued up to 103,780 shares of stock pursuant to restricted stock unit awards granted to employees of Melon as inducement grants material to each new employee entering employment agreements with the Company .

On May 22, 2024, the Company issued 6,875 shares of restricted Common Stock, valued at $346,000 on the date of issuance, to an accredited investor as a settlement and in resolution of a dispute surrounding the issuance of the Series AA Preferred.

In May 2024, the Company issued 759 shares of common stock, valued at $38,000, in connection with the payment of accrued contingent consideration related to the acquisition of Super Biz in October 2021.

On October 16, 2024, we issued 9,375 shares of our common stock to Columbia Marketing Group, a consultant, in consideration for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as the issuance did not involve a public offering. No underwriters were involved in the transaction, and no commissions were paid.

On October 23, 2024, we issued 625 shares of our common stock to Diamond Shoals, LLC, a consultant, in consideration for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as the issuance did not involve a public offering. No underwriters were involved in the transaction, and no commissions were paid.

On November 22, 2024, February 25, 2025, May 13, 2025 and August 8, 2025, we issued an aggregate of 3,125 shares of our common stock (in equal installments) to Diamond Shoals, LLC, a consultant, in consideration for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as the issuance did not involve a public offering. No underwriters were involved in the transaction, and no commissions were paid.

On December 9, 2024, the Company issued 6,875 shares of restricted Common Stock, valued at $170,000 on the date of issuance, to an accredited investor as a settlement and in resolution of a dispute surrounding the issuance of the Series AA Preferred.

Between November 30, 2023 and December 22, 2023, we entered into subscription agreements with accredited investors in connection with the sale of an aggregate of 8,355 shares of newly designated Series AAA and AAA-2 Convertible Preferred Stock, each series having a $0.001 par value and a $1,000 purchase price, hereinafter collectively referred to as “Series AAA Preferred,” and the individual offerings of Series AAA Preferred stock, hereinafter collectively referred to as the “Series AAA Offerings”, raising gross proceeds of $8.4 million, before fees.  In connection with the Series AAA Offerings, the Company issued to the Placement Agent warrants to purchase 31,637 shares of Common Stock, with exercise prices ranging from $66.96 to $68.40.

In connection with the closing of the Series AAA Offerings described above, the Company entered into certain Series A Exchange Agreements (the “Series A Agreements”) and Series AA Exchange Agreements (the “Series AA Agreements”, and collectively with the Series A Agreements, the “Series AAA Exchange Agreements”), with certain holders (the “Preferred Holders”) of the Company’s Series A Preferred, and Series AA Preferred, pursuant to which the Preferred Holders exchanged an aggregate of 6,367 shares of Series A Preferred and/or Series AA Preferred, for an aggregate of 6,367 shares of Series AAA Preferred (the “AAA Exchange”). The AAA Exchange closed concurrently with the closing of the Series AAA Preferred Stock Offerings.

Between June 26, 2024, and September 30, 2024, we entered into subscription agreements with accredited investors  in connection with the sale of an aggregate of 2,857 shares of newly designated Series AAA Junior, AAA-2 Junior, AAA-3 Junior and AAA-4 Junior Convertible Preferred Stock, each series having a $0.001 par value and a $1,000 purchase price, hereinafter collectively referred to as “Series AAA Junior Preferred,” and the individual offerings of Series AAA Junior Preferred stock, hereinafter collectively referred to as the “Series AAA Junior Offerings.”  In connection with the sale of the Series AAA-3 Junior and AAA-4 Junior Convertible Preferred Stock, the Company issued, for each share of preferred stock purchased by an investor, a warrant to purchase 27,400 shares of the Company’s common stock (the “Investor Warrants”).  The Investor Warrants are exercisable at $40.00 per share at the option of the holder, subject to adjustment, are exercisable immediately upon issuance and expire three years from the respective issue dates of the for such shares of Series AAA Junior Preferred, subject to certain beneficial ownership limitations.  We received gross proceeds of approximately $2.9 million from the Series AAA Junior Offering, before fees.  In connection with the Series AAA Junior Offering Offerings, the Company issued to the Placement Agent warrants to purchase an aggregate of 8,286 shares of Common Stock, with an exercise price of $50.00.

On August 1, 2024, we issued three unsecured promissory notes (the “Firepit Notes”) to Ben Khakshoor, Samuel Drozdov, and Firepit Partners Co. (collectively, the “Firepit Lenders”) in the aggregate principal amount of approximately $1.8 million, in exchange for the Firepit Lenders right to receive cash consideration in the same amount pursuant to that certain Asset Purchase Agreement among the Company and the Firepit Lenders (the “Firepit Acquisition Agreement”).  The Firepit Notes accrued interest at a rate of 8.5% per annum.

On November 8, 2024 (the “Agile I Effective Date”), the Company entered into a loan agreement with Agile Capital Funding, LLC, as collateral agent (“Agile”)(“the Agile I Loan Agreement”), pursuant to which the Company issued to Agile a Confessed Judgment Secured Promissory Note for an aggregate value of $1.85 million (the “Agile I Note”). Pursuant to the Agile I Loan Agreement: (i) the Agile I Note matures 28 weeks from the Agile I Effective Date; (ii) carries an aggregate total interest payment of approximately $0.78 million (the “Applicable Rate”), and (iii) immediately upon the occurrence and during the continuance of an Event of Default (as defined in the Agile I Loan Agreement), interest shall accrue at a fixed per annum rate equal to the Applicable Rate plus five percent, or 42%. The Company was required to repay all the obligations due under the Agile I Loan Agreement and the Agile I Note in 28 equal payments of $93,821 with the first payment being made to Agile on November 14, 2024, and every seven days thereafter until the maturity of the Agile I Note.

On November 19, 2024 (the “RP Effective Date”), we entered into a Note Purchase Agreement (the “RP Purchase Agreement”) with the Michael Keller Trust (the “RP Purchaser”), the beneficiary of which was a non-employee member of the Board as of the RP Effective Date. Pursuant to the RP Purchase Agreement, the Company issued to the RP Purchaser an Unsecured Promissory Note (the “RP Note”) in the amount of $1,500,000 (the “RP Principal”), for which the RP Note (i) was set to mature on the date that is 12 months from the RP Effective Date (the “RP Maturity Date”), (ii) could be pre-paid at any time by the Company without penalty, and (iii) accrued interest on the RP Principal at a rate of 40% simple interest per annum (the “RP Interest”). The RP Interest was payable on the RP Maturity Date.

On January 14, 2025, we issued 6,563 shares of Common Stock to the Firepit Lenders as consideration for entering into the Firepit Notes.

On February 10, 2025, we entered into a Business Loan and Security Agreement (the “Agile II Loan Agreement”), with Agile Capital Funding, LLC as collateral agent (“Collateral Agent”), and Agile Lending, LLC (“Agile”), pursuant to which the Company issued to Agile a Confessed Judgment Secured Promissory Note for an aggregate value of $2.5 million (the “Agile II Note”). Pursuant to the Agile II Loan Agreement: (i) the Agile II Note was set to mature 32 weeks from February 10, 2025; (ii) carried an aggregate total interest payment of approximately $1.05 million, and (iii) immediately upon the occurrence and during the continuance of an Event of Default (as defined in the Agile II Loan Agreement), interest was set to accrue at a fixed per annum rate equal to the applicable rate plus five percent, or 42%. The Company was required to repay all the obligations due under the Agile II Loan Agreement and the Agile II Note in 32 equal payments of $110,937, with the first payment being made to Agile on February 17, 2025, and every seven days thereafter until the maturity date.   $1.5 million of the Agile II Note was used to repay the remaining balance of principal and interest under the Agile I Note, with net proceeds to the Company of approximately $875,000.

On February 14, 2025, the Company entered into an equity purchase agreement (the “Hudson Equity Purchase Agreement”) with Hudson Global Ventures, LLC, a Nevada limited liability company (“Hudson”). Pursuant to the Hudson Equity Purchase Agreement, we had the right, but not the obligation, to sell to Hudson, and Hudson was obligated to purchase, up to $2.9 million of newly issued shares of Common Stock, from time to time during the term of the Hudson Equity Purchase Agreement, subject to certain limitations and conditions (the “Hudson Offering” or “Hudson ELOC”). As consideration for Hudson’s commitment under the Hudson ELOC, the Company issued 7,500 shares of Common Stock to Hudson, valued at $159,000, following the execution of the Hudson Equity Purchase Agreement.  Prior to the termination of the Hudson Equity Purchase Agreement on May 8, 2025, we sold 17,925 shares of Common Stock at an average price per share of $13.60, raising net proceeds totaling $231,000.

On March 26, 2025 (the “Diagonal Effective Date”), the Company and 1800 Diagonal Lending, LLC, a Virginia limited liability company, or registered assignees (“Diagonal”) entered into a Securities Purchase Agreement (the “Diagonal Agreement”), pursuant to which the Company issued a Convertible Promissory Note (the “Diagonal Note”) in the principal amount of $300,000 (the “Diagonal Principal”), for which the Diagonal Note, among other things, (a) matures on December 30, 2025 (unless otherwise accelerated upon an Event of Default (as defined below)) (the “Diagonal Maturity Date”), and (b) accrues interest at a rate of 10% per annum, beginning on the date the Diagonal Note was initially issued, but shall not be payable until the Diagonal Maturity Date.  Pursuant to the Diagonal Note, beginning on the date that is 180 days after the Diagonal Effective Date, Diagonal can convert any unpaid principal and interest into fully paid and non-assessable shares of Common Stock at a price equal to 75% multiplied by the Market Price (as defined below)(the “Conversion Price”). For purposes of the Diagonal Note: (x) the “Market Price” means the lowest Trading Price for the Company’s Common Stock during the 10 trading ending on the latest complete trading day prior to the Diagonal Conversion Date; (y) the “Trading Price” means the closing price (or bid, if applicable) of the Company’s Common Stock as listed (or quoted, as applicable) on the principal securities exchange or trading market where it is listed or traded; and (z) the “Diagonal Conversion Date” means the date specified in the applicable notice of conversion, delivered to the Company by Diagonal in accordance with the Diagonal Note.  The Diagonal Note was issued with an Original Issue Discount of 4.75% (the “OID”), with net proceeds to the Company of approximately $279,000.

On March 28, 2025 (the “Belleau Effective Date”), we entered into a Note Purchase Agreement (the “Belleau Purchase Agreement”) with Belleau Wood Capital, LP, or its assignees, (“Belleau”). Pursuant to the Belleau Purchase Agreement, the Company would issue to Belleau a total of three Unsecured Promissory Notes (each, a “Belleau Note” and collectively, the “Belleau Notes”) with an aggregate principal amount of $1,500,000 (the “Belleau Principal”).  On August 11, 2025, the Company and Belleau entered into an Amended & Restated Unsecured Promissory Note, pursuant to which the Belleau Principal was reduced to $1,250,000.  The Company received gross proceeds of approximately $1.25 million from the sale of the Belleau Notes.  Each of the Belleau Notes: (i) matures on the date that is 12 months from the date of the issuance of each respective Belleau Note (collectively, the “Belleau Maturity Date”); (ii) may be prepaid in part or in full at any time by the Company without penalty; and (iii) accrues interest at a rate of 20% simple interest per annum (the “Belleau Interest Rate”, and the dollar value of the accrued interest, the “Belleau Interest”).  The Belleau Interest that accrues on each respective Belleau Note is payable on each respective Belleau Maturity Date in the form of restricted shares of the Company’s Common Stock equal to 20% of the Belleau Principal, calculated at a price per share of $14.00. In the event of a prepayment of any Belleau Note by the Company, the Belleau Interest will be payable in full at the time of such prepayment.

On May 12, 2025 (the “Diagonal II Effective Date”), the Company and Diagonal entered into a Securities Purchase Agreement (the “Diagonal II Agreement”), pursuant to which the Company issued a Convertible Promissory Note (the “Diagonal II Note”) in the principal amount of $145,200 (the “Diagonal II Principal”), for which the Diagonal II Note, among other things, (a) matures on February 15, 2026 (unless otherwise accelerated upon an Event of Default (as defined below)) (the “Diagonal II Maturity Date”), and (b) accrues interest at a rate of 10% per annum, beginning on the date the Diagonal Note was issued, but shall not be payable until the Diagonal II Maturity Date.  Pursuant to the Diagonal II Note, Diagonal can convert any unpaid principal and interest into fully paid and non-assessable shares of Common Stock at a price equal to the Conversion Price.  The Diagonal II Note was issued with an Original Issue Discount of 9.09% (the “Diagonal II OID”), with net proceeds to the Company of $125,000.

Pursuant to the Diagonal Note, beginning on the date that is 180 days after the Diagonal Effective Date, Diagonal can convert any unpaid principal and interest into fully paid and non-assessable shares of Common Stock at a price equal to 75% multiplied by the Market Price (as defined below). For purposes of the Diagonal Note: (x) the “Market Price” means the lowest Trading Price for the Company’s Common Stock during the 10 trading ending on the latest complete trading day prior to the Diagonal Conversion Date; (y) the “Trading Price” means the closing price (or bid, if applicable) of the Company’s Common Stock as listed (or quoted, as applicable) on the principal securities exchange or trading market where it is listed or traded; and (z) the “Diagonal Conversion Date” means the date specified in the applicable notice of conversion, delivered to the Company by Diagonal in accordance with the Diagonal Note.  The Diagonal Note was issued with an Original Issue Discount of 4.75% (the “OID”), with net proceeds to the Company of approximately $279,000.

On July 7, 2025, the Company entered into an Exchange Agreement with the RP Purchaser, pursuant to which the Company and the RP Purchaser agreed that in exchange for the surrender and forgiveness of the RP Note, with the principal and interest thereon being equal to $1,878,082, the RP Purchaser would be granted (a) 1,500,000 shares of Series AAAA Jr. Convertible Preferred Stock, and (b) cash payments totaling $378,002, such payments to be made in equal monthly installments of approximately $63,000, commencing on October 15, 2025, and concluding on March 15, 2026.

On July 8, 2025, the Company entered into Exchange Agreements with: (i) Ben Khakshoor, pursuant to which the Company and Mr. Khakshoor agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Mr. Khakshoor, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $711,361, Mr. Khakshoor will be issued 711,361 shares of the Company’s Series AAAA Jr. Convertible Preferred Stock (the “Khakshoor Agreement”); (ii) Sam Drozdov, pursuant to which the Company and Mr. Drozdov agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Mr. Drozdov, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $711,361, Mr. Drozdov would be granted 711,361 shares of the Company’s Series AAAA Jr. Convertible Preferred Stock (the “Drozdov Agreement”); and (iii) Firepit, pursuant to which the Company and Firepit agreed that in exchange for the surrender and forgiveness of that certain promissory note issued to Firepit, dated August 1, 2024, and amended on June 13, 2025, with the principal and interest thereon being equal to $474,242, Firepit would be granted 474,242 shares of the Company’s Series AAAA Jr. Convertible Preferred Stock (the “Firepit Agreement”, and collectively with the Khakshoor Agreement and Drozdov Agreement, the “Preferred Exchange Agreements”).

On July 10, 2025, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Agile, pursuant to which Agile surrendered and forgave the Company of its obligations under the Agile II Note, with the remaining amount of principal and interest thereunder being $1,331,250, in exchange for (a) 44,128 shares of Common Stock (the “Exchange Shares”), (b) pre-funded warrants to purchase 173,023 shares of common stock, with an exercise price of $0.001 per share (the “Pre-Funded Warrants”, and collectively with the Exchange Shares, the “Exchange Securities”), with the Exchange Securities to be valued at a price per share of $5.67, and (c) four equal cash payments of $25,000 to Agile, totaling $100,000, beginning on July 10, 2025, and every seven days thereafter.

On July 10, 2025, we issued an aggregate principal amount of $4,494,382 in 8% Senior Secured Convertible Notes convertible into shares of common stock of the Company, at a conversion price of $6.815 per share, and if not converted then amortized over the final twelve (12) months concluding on the maturity date, and Common Stock Purchase Warrants to purchase 659,968 shares of Common Stock at an exercise price of $5.361 per share (the “Warrants”) in a private placement transaction. The shares of common stock and warrants were offered and issued to the purchasers in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On May 30, 2025, we issued 21,429 shares of our common stock to Diamond Shoals, LLC, a consultant, in consideration for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as the issuance did not involve a public offering. No underwriters were involved in the transaction, and no commissions were paid.

In July 2025, we issued an aggregate of 16,383 shares of our common stock to DMS Consulting, LLC, a consultant, in consideration for services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as the issuance did not involve a public offering. No underwriters were involved in the transaction, and no commissions were paid.

On August 13, 2025, we issued 35,971 shares of our common stock to Maxim Partners, in consideration for consulting services rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as the issuance did not involve a public offering. No underwriters were involved in the transaction, and no commissions were paid.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Name	Incorporation by Reference

3.1	Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated November 19, 2018.	Exhibit 3.1 to the Registration Statement, filed on January 4, 2019
3.2	Second Amended and Restated Bylaws of Super League Enterprise, Inc.	Exhibit 3.2 to the Registration Statement, filed on January 4, 2019.
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated February 8, 2019.	Exhibit 3.3 to the Amendment No. 2 to the Registration Statement, filed on February 12, 2019
3.4	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Super League Gaming, Inc., dated July 24, 2020	Exhibit 3.1 to the Current Report on Form 8-K, filed on July 24, 2020
3.5	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended	Exhibit 3.2 to the Current Report on Form 8-K, filed on June 2, 2023
3.6	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as Amended, of Super League Gaming, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on September 8, 2023
3.7	Amendment to the Second Amended and Restated Bylaws of Super League Enterprise, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on June 10, 2024
4.1	Equity Purchase Agreement, dated July 10, 2025 by and between the Company and YieldPoint NY, LLC	Exhibit 10.5 to the Current Report on Form 8-K, filed on July 14, 2025
4.2	Form of Pre-Funded Warrant	Exhibit 4.2 to the Current Report on Form 8-K, filed on July 14, 2025
4.3	Registration Rights Agreement, dated July 10, 2025 by and between the Company and YieldPoint NY, LLC	Exhibit 10.6 to the Current Report on Form 8-K, filed on July 14, 2025
5.1*	Opinion of Disclosure Law Group, a Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm – Withum Smith+Brown, PC (filed herewith)
23.2*	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (filed on the signature page hereto)
107	Filing Fee Table

*	To be filed by amendment.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, California, on August 29, 2025.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Matthew Edelman
Matthew Edelman
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Matthew Edelman as attorney-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-1, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Edelman	Chief Executive Officer	August 29, 2025
Matthew Edelman	(Principal Executive Officer)

/s/ Clayton Haynes	Chief Financial Officer	August 29, 2025
Clayton Haynes	(Principal Financial and Accounting Officer)

/s/ Ann Hand	Executive Chair	August 29, 2025
Ann Hand

/s/ Jeff Gehl	Director	August 29, 2025
Jeff Gehl

/s/ Kristin Patrick	Director	August 29, 2025
Kristin Patrick

/s/ Bant Breen Bant Breen	Director	August 29, 2025

/s/ Mark Jung	Director	August 29, 2025
Mark Jung